Exhibit 10.2

CLIFFORD CHANCE EUROPE LLP

Execution version

Dated 12 June 2020

between

TECHNIPFMC PLC

TECHNIP EUROCASH SNC
and

HSBC FRANCE
as Agent

AMENDMENT AND RESTATEMENT AGREEMENT TO THE ORIGINAL FACILITY AGREEMENT

THIS AMENDMENT AND RESTATEMENT AGREEMENT is made on 12 June 2020:

BETWEEN:

(1)
TECHNIPFMC PLC, a public limited company incorporated in England and Wales with company number 09909709 and having its registered office at One, St. Paul's Churchyard, London EC4M 8AP, United Kingdom, as borrower and guarantor ("TechnipFMC plc");

(2)
TECHNIP EUROCASH SNC, a company incorporated under the laws of France as a société en nom collectif with its registered office at 6-8 allée de l'Arche Faubourg de l'Arche Zac Danton, 92400 Courbevoie, France, registered with the Trade and Companies Registry of Nanterre under number 428 574 248, as borrower ("Technip Eurocash SNC" and together with TechnipFMC plc, the "Borrowers"); and

(3)
HSBC FRANCE, a société anonyme incorporated under the laws of France, having its registered office at 103, avenue des Champs-Elysées, 75008 Paris, registered under number 775 670 284 RCS Paris, as agent of the Finance Parties (the "Agent").

RECITALS

(A)
The Parties entered into a facility agreement dated 19 May 2020 pursuant to which the Original Lenders (as defined therein) made available to the Borrowers a revolving credit facility in an aggregate amount of EUR 500,000,000 (the "Original Facility Agreement").

(B)
The Parties agreed to amend and restate the Original Facility Agreement in accordance with the terms and conditions of this amendment and restatement agreement (the "Amendment and Restatement Agreement").

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

In this Amendment and Restatement Agreement (including in the introduction and recitals hereto), except where the context otherwise requires or unless defined herein, capitalised terms shall have the meaning ascribed to them in the Facility Agreement and:

"Facility Agreement" means the Original Facility Agreement as amended and restated by this Amendment and Restatement Agreement.

"Party" means a party to this Amendment and Restatement Agreement.

2.	AMENDMENTS TO THE ORIGINAL FACILITY AGREEMENT

2.1
The Parties agree that, as at and with effect from the Effective Date (as defined in Clause 3 below), the Original Facility Agreement shall be amended in the form set out in Schedule 1 (Facility Agreement) to this Amendment and Restatement Agreement.

2.2
Subject to the terms of this Amendment and Restatement Agreement, the Original Facility Agreement will remain in full force and effect as from the Effective Date and references in the Facility Agreement to "this Agreement", "hereunder", "herein" and like terms or to any provision of the Facility Agreement shall be construed, as from the Effective Date, as a reference to the Original Facility Agreement, or such provision, as amended by this Amendment and Restatement Agreement.

3.	CONDITIONS PRECEDENT

The amendments provided for in this Amendment and Restatement Agreement enter into effect on the date (the "Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Clause 34 (Amendments and waivers)of the Original Facility Agreement):

(a)
the Borrowers shall have paid, to the extent invoiced prior to the Effective Date, all out-of-pocket expenses required to be reimbursed or paid by the Borrowers pursuant to the Facility Agreement or any other Finance Document;

(b)	no Default or Event of Default shall have occurred and be continuing;

(c)	the representations and warranties set out in Clause 5 shall be true and correct.

4.	SCOPE OF THIS AMENDMENT AND RESTATEMENT AGREEMENT

4.1
This Amendment and Restatement Agreement is limited as specified herein and shall not otherwise constitute a modification, acceptance or waiver of any other provision of the Original Facility Agreement or any other document or agreement.

4.2
Except to the extent expressly amended by the terms of this Amendment and Restatement Agreement, all terms and conditions of the Original Facility Agreement and all other Finance Documents remain in full force and effect and the rights and obligations of each party to any Finance Document shall not be affected or impaired by the execution, delivery or performance of this Amendment and Restatement Agreement except to the extent expressly provided herein.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Each Obligor makes the representations and warranties set out in this Clause 5 to the Finance Parties.

5.2	No Default is continuing or would result from the entering into this Amendment and Restatement Agreement by it.

5.3
Each Borrower has the power to enter into and perform, and has taken all necessary actions to authorise the entry into and performance of, this Amendment and Restatement Agreement and the transactions contemplated by this Amendment and Restatement Agreement.

5.4
The Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) or, if any of the Repeating Representations specifically refers to an earlier date, such Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

6.	MISCELLANEOUS

6.1	Further Assurances

The Borrowers shall, at the request of the Agent, execute, acknowledge, deliver, file and/or register all such agreements, instruments, certificates, documents and assurances and perform such other acts as the Agent shall reasonably deem to be necessary to give effect to this Amendment and Restatement Agreement.

6.2	Finance Document

The Parties agree that this Amendment and Restatement Agreement is a Finance Document.

6.3	No Hardship

Each party hereto hereby acknowledges that the provisions of the article 1195 of the French Code civil shall not apply to it with respect to its obligations under this Amendment and Restatement Agreement and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

6.4
Clauses 30 (Notices), 32 (Partial Invalidity), 38 (Governing Law) and 39 (Enforcement) of the Facility Agreement shall be deemed incorporated in this Amendment and Restatement Agreement (with such conforming amendments as the context requires) as if set out herein.

SCHEDULE 1
FACILITY AGREEMENT

€500,000,000

FACILITY AGREEMENT

BETWEEN

TECHNIPFMC PLC

AND

TECHNIP EUROCASH SNC

WITH

HSBC FRANCE

ACTING AS AGENT

Dated 19 May 2020
as amended and restated on 12 June 2020

CONTENTS

Clause	Page

SECTION 1 INTERPRETATION			12

1.	Definitions and Interpretation		12

	1.1	Definitions	12
	1.2	Construction	30
	1.3	Currency symbols and definitions	31

SECTION 2 THE FACILITY			32

2.	The Facility		32

	2.1	The Facility	32
	2.2	Finance Parties' rights and obligations	32

3.	Purpose		32

	3.1	Purpose	32
	3.2	Monitoring	33

4.	Conditions of Utilisation		33

	4.1	Initial conditions precedent	33
	4.2	Further conditions precedent	33
	4.3	Conditions precedent for the sole benefit of the Lenders	33
	4.4	Maximum number of Utilisations	34

SECTION 3 UTILISATION			35

5.	Utilisation		35

	5.1	Delivery of a Utilisation Request	35
	5.2	Completion of a Utilisation Request	35
	5.3	Currency and amount	35
	5.4	Lenders' participation	35
	5.5	Cancellation of Commitments	36
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION			37

6.	Repayment		37

7.	Prepayment, Cancellation and Replacement of Lenders		37

	7.1	Illegality	37
	7.2	Mandatory Prepayment of Technip Eurocash	37
	7.3	Change of Control	37
	7.4	Voluntary cancellation	38
	7.5	Voluntary prepayment of Loans	38
	7.6	Right of prepayment and cancellation or replacement in relation to a single Lender	39
	7.7	Restrictions	40
	7.8	Application of prepayments	41

SECTION 5 COSTS OF UTILISATION			42

8.	Interest		42

	8.1	Calculation of interest	42

	8.2	Payment of interest	42
	8.3	Default interest	42
	8.4	Notification of rates of interest	42
	8.5	Effective Global Rate (Taux Effectif Global)	43

9.	Interest Periods		43

	9.1	Selection of Interest Periods	43
	9.2	Non-Business Days	43

10.	Changes to the Calculation of Interest		43

	10.1	Unavailability of Screen Rate	43
	10.2	Market disruption	44
	10.3	Cost of funds	44
	10.4	Break Costs	45

11.	Fees		45

	11.1	Commitment fee	45
	11.2	Utilisation fee	45
	11.3	Upfront Fee	46
	11.4	Agency fee	46

SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS			47

12.	Tax Gross up and Indemnities		47

	12.1	Definitions	47
	12.2	Tax gross-up	50
	12.3	Tax indemnity	52
	12.4	Tax Credit	53
	12.5	Lender status confirmation	53
	12.6	Stamp taxes	54
	12.7	VAT	54
	12.8	FATCA Information	55
	12.9	FATCA Deduction	56

13.	Increased Costs		56

	13.1	Increased costs	56
	13.2	Increased cost claims	57
	13.3	Exceptions	57

14.	Other Indemnities		58

	14.1	Currency indemnity	58
	14.2	Other indemnities	58
	14.3	Indemnity to the Agent	59

15.	Mitigation by the Lenders		59

	15.1	Mitigation	59
	15.2	Limitation of liability	60

16.	Costs and Expenses		60

	16.1	Transaction expenses	60
	16.2	Amendment costs	60

	16.3	Enforcement costs	60

SECTION 7 GUARANTEE			61

17.	Guarantee		61

SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT			63

18.	Representations		63

	18.1	Status	63
	18.2	Powers and authority	63
	18.3	Legal validity	63
	18.4	No conflict	63
	18.5	Governmental Consents	63
	18.6	Deduction of Tax	64
	18.7	Filing, Stamp duties	64
	18.8	Financial Statements	64
	18.9	Pari passu ranking	64
	18.10	Litigation	65
	18.11	Environmental matters	65
	18.12	Accuracy of disclosure	65
	18.13	Compliance with laws	65
	18.14	Taxes	66
	18.15	Material adverse change	66
	18.16	Pension schemes	66
	18.17	ERISA	66
	18.18	FCPA and sanctions	66
	18.19	Margin stock	67
	18.20	Intellectual Property Rights	67
	18.21	Valid choice of law and jurisdiction	67
	18.22	No event of default	67
	18.23	Repetition	67

19.	Information Undertakings		67

	19.1	Financial statements	68
	19.2	Compliance Certificates	69
	19.3	Other Information	69
	19.4	Notification of Default	70
	19.5	Use of websites	70
	19.6	"Know your customer" checks	71
	19.7	Appointment of the new managing director (gérant) of Technip Eurocash SNC	72

20.	Financial Covenant		72

	20.1	Total Capitalisation Ratio	72
	20.2	Financial testing	73

21.	General Undertakings		73

	21.1	Authorisations	73
	21.2	Pari passu ranking	73

	21.3	Indebtedness	73
	21.4	Negative pledge	74
	21.5	Disposals; Mergers	75
	21.6	Restricted Payments	77
	21.7	Investments in Unrestricted Subsidiaries	77
	21.8	Limitations on up streaming	77
	21.9	Transactions with Affiliates	78
	21.10	Control of Borrower	78
	21.11	Change and continuation of business	78
	21.12	Environmental matters	78
	21.13	Compliance with laws	78
	21.14	Insurance	78
	21.15	Maintenance of property, books and records	79
	21.16	Use of proceeds	79
	21.17	Société en nom collectif	79
	21.18	Payment of obligations	79
	21.19	Anti-corruption laws and Sanctions	80
	21.20	Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries	80
	21.21	Management of Unrestricted Subsidiaries	81

22.	Events of Default		81

	22.1	Non-payment	81
	22.2	Financial Covenant	81
	22.3	Other obligations	81
	22.4	Misrepresentation	82
	22.5	Cross default	82
	22.6	Insolvency, bankruptcy and insolvency proceedings	82
	22.7	Creditor's process	83
	22.8	Material judgments	84
	22.9	Certain ERISA events/pension plans	84
	22.10	Cessation of business	84
	22.11	Unlawfulness and Repudiation	84
	22.12	Consequences of an Event of Default	85

SECTION 9 CHANGES TO PARTIES			86

23.	Changes to the Lenders		86

	23.1	Transfers by the Lenders	86
	23.2	Conditions of transfer	86
	23.3	Transfer fee	87
	23.4	Limitation of responsibility of Existing Lenders	87
	23.5	Procedure for transfer	88
	23.6	Copy of Transfer Certificate to Company	89
	23.7	Security over Lenders' rights	89

	23.8	Pro rata interest settlement	90

24.	Changes to the Obligors		90

SECTION 10 THE FINANCE PARTIES			91

25.	Role of the Agent		91

	25.1	Appointment of the Agent	91
	25.2	Instructions	91
	25.3	Duties of the Agent	92
	25.4	No fiduciary duties	92
	25.5	Business with the Group	93
	25.6	Rights and discretions	93
	25.7	Responsibility for documentation	94
	25.8	No duty to monitor	95
	25.9	Exclusion of liability	95
	25.10	Lenders' indemnity to the Agent	96
	25.11	Resignation of the Agent	96
	25.12	Replacement of the Agent	98
	25.13	Confidentiality	98
	25.14	Relationship with the Lenders	99
	25.15	Credit appraisal by the Lenders	99
	25.16	Deduction from amounts payable by the Agent	100
	25.17	Abatement of fees	100
	25.18	Role of Reference Banks	100

26.	Conduct of Business by the Finance Parties		100

27.	Sharing among the Finance Parties		101

	27.1	Payments to Finance Parties	101
	27.2	Redistribution of payments	101
	27.3	Recovering Finance Party's rights	101
	27.4	Reversal of redistribution	101
	27.5	Exceptions	102

SECTION 11 ADMINISTRATION			103

28.	Payment Mechanics		103

	28.1	Payments to the Agent	103
	28.2	Distributions by the Agent	103
	28.3	Distributions to an Obligor	103
	28.4	Clawback and pre-funding	103
	28.5	Impaired Agent	104
	28.6	Partial payments	105
	28.7	No set-off by Obligor	105
	28.8	Business Days	105
	28.9	Currency of account	105
	28.10	Change of currency	106
	28.11	Disruption to payment systems etc.	106

29.	Set-Off		107

30.	Notices		107

	30.1	Communications in writing	107
	30.2	Addresses	107
	30.3	Delivery	107
	30.4	Notification of address	108
	30.5	Communication when Agent is Impaired Agent	108
	30.6	Electronic communication	108
	30.7	English language	109

31.	Calculations and Certificates		109

	31.1	Accounts	109
	31.2	Certificates and Determinations	109
	31.3	Day count convention	109

32.	Partial Invalidity		109

33.	Remedies, Waivers and hardship		109

	33.1	Remedies and waivers	109
	33.2	No hardship	110

34.	Amendments and Waivers		110

	34.1	Required consents	110
	34.2	All Lender matters	110
	34.3	Affected Lender Matters	110
	34.4	Other exceptions	111
	34.5	Replacement of Screen Rate	111
	34.6	Disenfranchisement of Defaulting Lenders	113
	34.7	Excluded Commitments	113
	34.8	Replacement of a Defaulting Lender	114
	34.9	Extension Option	114
	34.10	Amendments and Waivers of Sanctions Provisions	115

35.	Confidential Information		115

	35.1	Confidentiality	115
	35.2	Disclosure of Confidential Information	115
	35.3	Disclosure to numbering service providers	117
	35.4	Entire agreement	118
	35.5	Inside information	118
	35.6	Notification of disclosure	118
	35.7	Continuing obligations	119

36.	Confidentiality of Funding Rates and Reference Bank Quotations		119

	36.1	Confidentiality and disclosure	119
	36.2	Related obligations	120
	36.3	No Event of Default	120

37.	Anti-Boycott Regulations		121

38.	Waiver of Subject Ordinance		121

SECTION 12 GOVERNING LAW AND ENFORCEMENT			122

39.	Governing Law		122

40.	Enforcement		122

	40.1	Jurisdiction	122
	40.2	Evidence of Agreement	122
	40.3	Personal Data Protection	123

SIGNATURE PAGES			139

THIS FACILITY AGREEMENT is dated 19 May 2020 and as amended and restated on 12 June 2020 and made between:

(1)
TECHNIPFMC PLC, a public limited company incorporated in England and Wales with company number 09909709 and having its registered office at One, St. Paul's Churchyard, London EC4M 8AP, United Kingdom, as borrower and guarantor ("TechnipFMC plc");

(2)
TECHNIP EUROCASH SNC, a company incorporated under the laws of France as a société en nom collectif with its registered office at 6-8 allée de l'Arche Faubourg de l'Arche Zac Danton, 92400 Courbevoie, France, registered with the Trade and Companies Registry of Nanterre under number 428 574 248, as borrower ("Technip Eurocash SNC" and together with TechnipFMC plc, the "Borrowers");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"); and

(4)
HSBC FRANCE, a société anonyme incorporated under the laws of France, having its registered office at 103, avenue des Champs-Elysées, 75008 Paris, registered under number 775 670 284 RCS Paris, as agent of the Finance Parties (the "Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

"acting in concert" has the meaning given to that term in Clause 7.3 (Change of Control).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement" means this Facility Agreement, as amended and restated by the Amendment and Restatement Agreement, and as the same may from time to time be further amended, modified, supplemented or restated.

"Amendment and Restatement Agreement" means the amendment and restatement agreement entered into on 12 June 2020 between TechnipFMC plc, Technip Eurocash SNC and the Agent.

"Anti-Boycott Regulations" means the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz - AWG) and any other applicable anti-boycott or similar laws or regulations.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Obligors or any of their respective Subsidiaries at any time concerning or relating to bribery or corruption.

"Approved Fund" means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Availability Period" means the period from and including the Signing Date to and including the date falling one Month prior to the Maturity Date.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Lender's participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means, at any time, the aggregate of each Lender's Available Commitment at such time.

"Basel II" has the meaning given to that term in Clause 13.3 (Exceptions).

"Basel III" means:

(a)
The Basel Committee on Banking Supervision's proposals contained in "Basel III: A global regulatory framework for more resilient banks and banking systems" and "International framework for liquidity risk measurement, standards and monitoring" published by the Basel Committee on Banking Supervision on 16 December 2010;

(b)
the rules for global systemically important banks contained in "Global systemically important banks:  assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011; and

(c)
any other related, as of the date of this Agreement, or finalised form of standards published by the Basel Committee on Banking Supervision which addresses such proposals (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of their respective Affiliates).

"Board" means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

"Borrower" means any of Technip Eurocash SNC and TechnipFMC plc, as designated above.

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period; exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris and (in relation to any date for payment or purchase of euro) any TARGET Day.

"CFO" means the chief financial officer of the Company or, if no chief financial officer is appointed, such other person fulfilling the functions of chief financial officer of the Company.

"Code" means the Internal Revenue Code of 1986 of the United States of America.

"Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Common Stock" means all capital stock of an issuer, except capital stock as to which both the entitlement to dividends and the participation in assets upon liquidation are by the terms of such capital stock limited to a fixed or determinable amount.

"Company" means TechnipFMC plc, as designated above.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information);

(B)	is identified in writing at the time of delivery as non‑confidential by any member of the Group or any of its advisers;

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(D)
relates to the Signing Date, Margin, size, type and purpose of, the parties to and the initial interest rates in relation to this Agreement routinely provided by agents to data service providers, including league table providers, that serve the lending industry; and

(ii)	any Funding Rate or Reference Bank Quotation.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

"Consolidated Net Worth" means at any time the consolidated shareholders' equity of the Company and its Consolidated Restricted Subsidiaries calculated on a consolidated basis at such time and determined in accordance with GAAP.

"Consolidated Restricted Subsidiary" means, at any date, any Restricted Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

"CRD IV" means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

For the purposes of this definition, the delegated act referenced under Article 460 of Regulation (EU) No 575/2013 shall be excluded.

"CTA" means the Corporation Tax Act 2009.

"Dangerous Substance" means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, fraudulent transfer or conveyance, or similar debtor relief laws of the United States of America, England and Wales, France or other applicable jurisdictions at any time in effect and affecting the rights of creditors generally.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within three Business Day of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Designated Website" has the meaning given to that term in Clause 19.5 (Use of websites).

"Direction" has the meaning given to that term in Clause 12.2 (Tax gross-up).

"Discharged Rights and Obligations" has the meaning given to that term in Clause 23.5 (Procedure for transfer).

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)
from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"EBITDA" means earnings before interest, income taxes, depreciation and amortization.

"Environmental Law" means, in relation to any Obligor, any law or published regulation concerning or relating to (i) pollution or protection of the environment, (ii) the carriage or storage of Dangerous Substances or (iii) actual or threatened releases of Dangerous Substances.

"Environmental Licence" means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974 of the United States of America.

"ERISA Group" means any Restricted Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Exchange Act" means the Securities Exchange Act of 1934 of the United States of America, as amended.

"Existing Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).

"Facility" means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fallback Interest Period" means one month.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)
in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FCPA" means the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended, and the rules and regulations thereunder.

"Fee Letter" means any letter or letters dated on or about the Signing Date between the Borrowers and each Lender (or the Company and the Agent) setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means this Agreement, any Fee Letter, the TEG Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent or a Lender.

"First Currency" has the meaning given to that term in Clause 14.1 (Currency indemnity).

"First Extended Maturity Date" means the date falling 3 Months after the Initial Maturity Date.

"French Borrower" means Technip Eurocash SNC.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

"GAAP" means generally accepted accounting principles in the United States of America.

"Guarantor" means TechnipFMC plc, as designated above.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Group" means the Company and its Restricted Subsidiaries.

"Historic Screen Rate" means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than 10 Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increased Costs" has the meaning given to that term in Clause 13.1 (Increased costs).

"Indebtedness" of any person means, at any date, without duplication:

(a)	all obligations of such person for borrowed money;

(b)
all obligations of such person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers' compensation and auto liability insurance programme);

(c)
all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable, expense accruals and deferred employee compensation items arising in the ordinary course of business;

(d)
all non-contingent obligations of such person to reimburse any issuing bank or any other person in respect of amounts payable or paid under letters of credit or similar instruments that have been drawn or called upon;

(e)	all obligations of such person as lessee under capital leases;

(f)	all Indebtedness of others secured by any Security on any asset of such person, whether or not such Indebtedness is assumed by such person; and

(g)	all guarantees, indemnities or similar assurance against financial loss provided by such person in respect of the Indebtedness of any other person.

"Indemnitee" has the meaning given to that term in Clause 14.2 (Other indemnities).

"Index Debt" means the senior, unsecured, long-term indebtedness of the Company that is not guaranteed by any other person or subject to any other credit enhancement.

"Initial Maturity Date" means the date falling 6 Months after the Signing Date.

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Interest Period" means (a) each period determined in accordance with Clause 9 (Interest Periods) and (b) in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Historic Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than 10 Business Days before the Quotation Day.

Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

"Investment" means any investment by any person (the "Investor") in any other person (the "Investee"), whether by means of share purchase, capital contribution, loan, time deposit, incurrence of guarantee obligation or otherwise, provided that neither (a) an item reflected in the financial statements of the Investor as an expense; nor (b) an adjustment to the carrying value of the Investee in the financial statements of the Investor (by reason of increased retained earnings of the Investee or otherwise) shall constitute the making or acquisition of an Investment for the purposes of this Agreement.

"IRS" means the Internal Revenue Service of the United States of America.

"ITA" means the Income Tax Act 2007.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law but if not having the force of law, with which participants in the relevant market are accustomed to comply.

"Lender" means:

(a)	any Original Lender; and

(b)
any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being under that loan.

"Majority Lenders" means Lenders holding more than 50% of the aggregate amount of the Loans and Available Commitments.

"Margin" means in relation to the Facility:

(a)	from the Signing Date until the date falling three (3) Months (included) after the Signing Date: one point fifteen per cent (1.15%) p.a.;

(b)
from the day (included) falling after the date falling three (3) Months after the Signing Date until the date falling six (6) Months (included) after the Signing Date: one point forty per cent (1.40%) p.a.;

(c)
from the day (included) falling after the date falling six (6) Months after the Signing Date until the date falling nine (9) Months (included) after the Signing Date: one point sixty five per cent (1.65%) p.a.; and

(d)
from the day (included) falling after the date falling nine (9) Months after the Signing Date until the date falling twelve (12) Months (included) after the Signing Date: one point ninety per cent (1.90%) p.a, provided that in the event where the Company's Rating falls below BBB (from S&P) or Baa3 (from Moody's), the Margin will be increased by 0.25% p.a..

For the avoidance of doubt the Parties acknowledge that, the Margin for a given Loan may fluctuate to the extent that the duration thereof straddles two or more three months periods.

"Material Adverse Effect" means any material adverse effect on:

(a)	the consolidated financial condition of the Group (taken as a whole); or

(b)	the ability of the Borrowers (taken as whole) to perform their payment obligations under the Finance Documents.

"Material Indebtedness" means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $250,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Material Subsidiary" means:

(a)
for the period from the Signing Date until 31 December 2020: TechnipFMC Holdings Limited (UK), Technip France SAS, Yamgaz, Technip UK Ltd, South Tambey LNG, Technip Eurocash SNC, Technip Benelux BV, Technip Chartering Norge AS, Technip Oceania Pty, Flexibras Tubos Flexxveis ltda, FMC Technologies, Inc.; and

(b)
for the period from 1st January 2021 and until the Maturity Date, each Restricted Subsidiary of the Company either (i) whose total assets exceed five per cent of the consolidated total assets of the Group or (ii) whose EBITDA (on a consolidated basis if the Restricted Subsidiary itself has Subsidiaries) exceeds five per cent of the consolidated EBITDA of the Group.

For this purpose:

(i)
total assets, EBITDA, and consolidated EBITDA of any Restricted Subsidiary or the Group will be determined from the latest financial statements of the relevant entity for the twelve month period ending on 31 December, adjusted (where appropriate) to reflect the total assets, EBITDA or consolidated EBITDA of any company or business subsequently acquired or disposed of;

(ii)
if a person becomes a member of the Group after the Signing Date, the total assets, EBITDA and consolidated EBITDA of that person will be determined from its latest financial statements as of 31 December 2020;

(iii)
if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, the subsequent financial statements of the Group as of 31 December 2020 will be used to determine whether or not it remains a Material Subsidiary;

(iv)
any Subsidiary which the Company has demonstrated to the Agent is a special purpose vehicle which is incorporated solely for the purpose of entering into a single contract or series of contracts (a "Special Purpose Vehicle") and which would, without the provisions of this sub-paragraph (iv), be a Material Subsidiary only as a result of that contract or series of contracts being entered into by it, shall not constitute a Material Subsidiary for the purposes of the Finance Documents; and

(v)
for the purpose of sub-paragraphs (i) to (iv) above, "financial statements" means, in respect of each twelve month period ending on 31 December, the financial statements for the preceding annual period;

provided that (i) if, in the aggregate, the total assets of all Restricted Subsidiaries that would not constitute Material Subsidiaries exceeds 20% of the consolidated total assets of the Group or (ii) if the consolidated EBITDA of all Restricted Subsidiaries that would not constitute Material Subsidiaries exceeds 20% of the consolidated EBITDA of the Group, then the Company shall designate sufficient Restricted Subsidiaries as "Material Subsidiaries" to eliminate such condition, such designation to occur not later than 30 days after the delivery pursuant to Clause 19.1 (Financial statements) of financial statements of the Company for the period during which the condition requiring such designation first existed (and if the Company shall fail to designate such Restricted Subsidiaries by such time, one or more Restricted Subsidiaries shall for all purposes of this Agreement automatically be deemed to be Material Subsidiaries in descending order based on the value of their total assets or EBITDA (on a consolidated basis if the Restricted Subsidiary itself has subsidiaries) until such excess has been eliminated).

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will, in the absence of manifest error, be conclusive.

"Maturity Date" means the Initial Maturity Date or if the Company has requested an extension of the Initial Maturity Date in accordance with Clause 34.9 (Extension Option), the First Extended Maturity Date or, as the case may be, the Second Extended Maturity Date.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period.

"Moody's" means Moody's Investors Service, Inc. or any successor to the ratings agency business thereof.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five years made contributions, including for these purposes any person which ceased to be a member of the ERISA Group during such five year period.

"New Lender" has the meaning given to that term in Clause 23.1 (Transfers by the Lenders).

"Non-Cooperative Jurisdiction" means a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.

"Non-U.S. Lender" has the meaning given to that term in Clause 12.8 (FATCA Information).

"Obligor" means any of the Guarantor and the Borrowers.

"Original Lenders" has the meaning given to that term in the Recitals.

"Paper Form Lender" has the meaning given to that term in Clause 19.5 (Use of websites).

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Paying Party" has the meaning given to that term in Clause 28.5 (Impaired Agent).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted JV" shall mean any Subsidiary which is a joint venture company (a) in which members of the Group own 50% or less of the issued share capital of that joint venture company or (b) that has been established for the purpose of acquiring a single asset or class of assets.

"Permitted JV Indebtedness" shall mean any Indebtedness owed by a Permitted JV and in respect of which no other member of the Group (other than another Permitted JV) has granted any guarantee or other financial assurance of any kind or is otherwise liable in any respect.

"Permitted Securitisation" means any transaction or series of transactions entered into by a member of the Group for the securitisation of receivables in the ordinary course of business provided that the provider(s) of any Indebtedness which is incurred in relation thereto shall have no recourse against any member of the Group or its assets (other than a special purpose Subsidiary with no assets other than the receivables and related security which are the basis for such Indebtedness), other than limited recourse customary for receivables securitisation transactions of the same kind.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any member of the ERISA Group is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Qualification" means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a "subject to" or "except for" statement therein):

(a)	resulting from a limitation on the scope of examination of such financial statements or the underlying data;

(b)	as to the capability of the person whose financial statements are certified to continue operations as a going concern; or

(c)
which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default,  provided that neither of the following shall constitute a Qualification:

(x)	a consistency exception relating to a change in accounting principles with which the independent public accountants for the person whose financial statements are being certified have concurred; or

(y)
a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements.

"Qualifying Lender" has the meaning given to it in Clause 12.1 (Definitions).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period.

"Rating" means the rating of the Index Debt by S&P and Moody's.

"Recipient" has the meaning given to that term in Clause 12.7 (VAT).

"Recipient Party" has the meaning given to that term in Clause 28.5 (Impaired Agent).

"Recovered Amount" has the meaning given to that term in Clause 27.1 (Payments to Finance Parties).

"Recovering Finance Party" has the meaning given to that term in Clause 27.1 (Payments to Finance Parties).

"Redistributed Amount" has the meaning given to that term in Clause 27.4 (Reversal of redistribution).

"Reference Banks" means the banks appointed from time to time by the Agent in consultation with the Borrower. For the avoidance of doubt, no bank may be appointed as a Reference Bank without its consent.

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)
(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Market" means the European interbank market.

"Relevant Party" has the meaning given to that term in Clause 12.7 (VAT).

"Repeating Representations" means the representations and warranties set out in Clauses 18.1 (Status), 18.2 (Powers and authority), 18.3 (Legal validity), 18.4 (No conflict), 18.5 (Governmental Consents), 18.11 (Environmental matters), 18.12 (Accuracy of disclosure), 18.13 (Compliance with laws), 18.16 (Pension schemes), 18.17 (ERISA), 18.18 (FCPA and sanctions), and 18.21 (Valid choice of law and jurisdiction).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Residual Specified Impairment Charges" means, for any financial quarter:

(a)	$3,188,000,000, minus

(b)
any increase in the goodwill of TechnipFMC plc (as compared to the goodwill of TechnipFMC plc at 31 March 2020 as reflected in the financial statements of TechnipFMC plc for such financial quarter delivered to the Agent pursuant to Clause 19.1 (Financial statements));

provided that (x) if the calculation of Residual Specified Impairment Charges for any financial quarter is negative, the amount of Residual Specified Impairment Charges for such financial quarter shall be deemed to be zero and (y) if, for any financial quarter, Residual Specified Impairment Charges are equal to (or deemed to be) zero, Residual Specified Impairment Charges shall be deemed to be zero for each financial quarter ending after such financial quarter.

"Restricted Lender" means each Lender that has delivered a Restricted Lender Notice to the Agent.

"Restricted Lender Notice" means a written notice from any Lender to the Agent notifying the Agent that the application of any Sanctions Provisions for the benefit of such Lender would have the effect of violating any Anti-Boycott Regulations by such Lender.  Any such notice must specifically identify the Anti-Boycott Regulations to which the notice relates.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest or other security of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or other security or of any option, warrant or other right to acquire any such equity interest or other security.

"Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

"Responsible Officer" of any Obligor means any of the following officers of such Obligor: the chief executive officer, the president, the chief financial officer, the treasurer, or any executive vice president, senior vice president or general manager.

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing that maturing Loan.

"S&P" means Standard & Poor's Ratings services, a division of McGraw-Hill Financial, Inc, or any successor to the ratings agency business thereof.

"Sanctioned Countries" has the meaning given to that term in Clause 18.18 (FCPA and sanctions).

"Sanctioned Persons" has the meaning given to that term in Clause 18.18 (FCPA and sanctions).

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by the Office of Foreign Assets Control of the US Department of the Treasury or the US Department of State or (b) the United Nations Security Council, the European Union, the United Kingdom, the Republic of France, or any other relevant sanctions authority.

"Sanctions Provisions" means the Sanctions Representations and the Sanctions Undertakings.

"Sanctions Representations" means the representations and warranties relating to Sanctions contained in paragraphs (a), (b) (c), (d) and (e) of Clause 18.18 (FCPA and sanctions).

"Sanctions Undertakings" means the undertakings relating to Sanctions contained in paragraph (a) of Clause 21.16 (Use of proceeds) and in Clause 21.19 (Anti-corruption laws and Sanctions).

"Screen Rate" means the rate for EURIBOR as published on the relevant Thomson Reuters screen or on the appropriate page of such other information service which publishes that rate at any time in place of Thomson Reuters.  If such page or service or calculation methodology ceases to be available, the Agent may specify another page or service or methodology displaying the relevant rate or facilitating the relevant calculation after consultation with the Company.

"SEC" means the United States Securities and Exchange Commission.

"Second Currency" has the meaning given to that term in Clause 14.1 (Currency indemnity).

"Second Extended Maturity Date" means the date falling 3 Months after the First Extended Maturity Date.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect. For the purpose of this Agreement, an Obligor or any Subsidiary shall be deemed to own subject to a Security any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Sharing Finance Parties" has the meaning given to that term in Clause 27.2 (Redistribution of payments).

"Sharing Payment" has the meaning given to that term in Clause 27.1 (Payments to Finance Parties.

"Signing Date" means the signing date of this Agreement.

"Specified Impairment Charges" means the goodwill impairment charges recorded by TechnipFMC plc during the financial quarter ended 31 March 2020 in an amount equal to $3,188,000,000, as reflected on the unaudited consolidated interim financial statements of the TechnipFMC plc delivered to the Agent pursuant to Clause 19.1(c) (Financial statements) and described in Note 17 to such financial statements.

"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).

"Subject Ordinance" has the meaning given to that term in Clause 38 (Waiver of Subject Ordinance).

"Subsidiary" means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 or an entity or person of which another person has direct or indirect control or owns directly or indirectly owns or controls more than fifty per cent of the voting capital or rights or similar right of ownership.

Unless the context otherwise clearly requires, references in this Agreement to a "Subsidiary" or "Subsidiaries" refer to a Subsidiary or the Subsidiaries of the Company.

"Subsidiary Borrower" means Technip Eurocash SNC.

"Sum" has the meaning given to that term in Clause 14.1 (Currency indemnity).

"Supplier" has the meaning given to that term in Clause 12.7 (VAT).

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Restricted Subsidiaries shall be a Swap Agreement.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, deduction, assessment, fee, duty or other charge or withholding (including backup withholding) of a similar nature (including any penalty, additions to tax or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to that term in Clause 12.1 (Definitions).

"Technip Eurocash Short Term Indebtedness" means unsecured Indebtedness of Technip Eurocash SNC consisting of (i) commercial paper or (ii) Indebtedness under any liquidity backstop facility incurred to refinance maturing commercial paper issued by Technip Eurocash SNC, in each case to the extent due and payable by its terms within one (1) calendar year of the incurrence thereof.

"TEG Letter" means the letter referred to in Clause 8.5 (Effective Global Rate (Taux Effectif Global)).

"Total Capitalisation" means, at any date, the sum of Total Indebtedness (determined at such date) plus Consolidated Net Worth (determined as at the end of the most recent fiscal quarter of the Company for which financial statements pursuant to Clause 19.1 (Financial statements) have been delivered).

"Total Capitalisation Ratio" means, as of any date of calculation, the ratio (expressed as a percentage) of Total Indebtedness outstanding on such date to Total Capitalisation as of such date.

"Total Commitments" means the aggregate Commitments, being €500,000,000 at the date of this Agreement.

"Total Indebtedness" means, as of any date of calculation, the aggregate amount of Indebtedness of the Company and its Consolidated Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

"Transfer Certificate" means a certificate substantially in the form set out in  Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

"UK" means the United Kingdom of Great Britain and Northern Ireland.

"UK Borrower" means the Company.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Unrestricted Subsidiary" means:

(a)
any Subsidiary which the Company has designated in writing to the Agent to be an Unrestricted Subsidiary pursuant to Clause 21.20 (Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries); and

(b)	any direct or indirect Subsidiary of any Subsidiary described in clause (a),

so long as, in the case of any such Subsidiary described in clause (a) or clause (b) above, such Subsidiary does not hold any capital stock in, or any Indebtedness of, the Company or any Restricted Subsidiary.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness, Security and Investments of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Security or Investment are not permitted to be incurred as of such date hereunder (including under Clause 21.7 (Investments in Unrestricted Subsidiaries)), the Company shall be in default of the applicable covenant.

"U.S. Tax Compliance Certificate" has the meaning given to that term in Clause 12.8 (FATCA Information).

"US" means the United States of America.

"US Entity" means any entity organized under the laws of any jurisdiction within the United States.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"VAT Group" means a group for VAT purposes under any applicable law implementing Article 11 of Directive 2006/112/EC, or other similar group in another jurisdiction.

"Website Lenders" has the meaning given to that term in Clause 19.5 (Use of websites).

"Wholly-Owned Subsidiary" of a Person means any Subsidiary of which all issued and outstanding capital stock (excluding directors' qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vi)
a "regulation" includes, as to any person, any regulation, rule, official directive, request or guideline of any Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Paris time.

(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is "continuing" if it has not been remedied or waived.

(f)
Any duties, obligations or liabilities of the Agent under this Agreement may be performed or otherwise discharged by the Agent or one of its Affiliates as the Agent in its sole discretion may determine and notify to the other Parties from time to time.

1.3	Currency symbols and definitions

"€", "EUR" and "euro" denote the single currency of the Participating Member States and "$", "USD" and "dollars" denote the lawful currency of the United States of America.

SECTION 2
THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in euro in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several ("conjointes et non solidaires").  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below.  The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

(d)
The Subsidiary Borrower hereby irrevocably appoints and authorizes, from and after the Signing Date, the Company to act on its behalf as its agent for all purposes of this Agreement and the other Finance Documents, including (i) the giving and receipt of notices (including any Utilisation Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein.  The Subsidiary Borrower hereby acknowledges and confirms that any amendment or other modification to this Agreement or any other Finance Document may be effected as set forth in Clause 33 (Amendments and Waivers), that no consent of the Subsidiary Borrower shall be required to effect any such amendment or other modification and that the Subsidiary Borrower shall be bound by this Agreement or any other Finance Document (if it is theretofore a party thereto) as so amended or modified as if the Subsidiary Borrower had expressly made, given or concurred with it.

3.	Purpose

3.1	Purpose

(a)
Subject to paragraph (b) below, each Borrower shall only be entitled to apply amounts borrowed by it under the Facility to: (i) pay fees, commissions and expenses incurred in connection with the Facility and (ii) finance ongoing working capital requirements and other general corporate purposes (including for the avoidance of doubt the refinancing of any indebtedness) of the Borrowers and the Restricted Subsidiaries.

(b)
No proceeds of any Loan made under this Agreement may be used for any purpose which would constitute unlawful financial assistance in the jurisdiction in which any Borrower is incorporated or organised or has its principal place of business.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)
No Utilisation may be made, unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent, unless waived by the Agent with the consent of each of the Lenders.  The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of any Loan (other than a Rollover Loan):

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)
the Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) or, if any of the Repeating Representations specifically refers to an earlier date, such Repeating Representations are true in all material respects (or, if any Repeating Representation is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(b)	in the case of a Rollover Loan, no Event of Default has occurred and is continuing.

4.3	Conditions precedent for the sole benefit of the Lenders

The conditions precedent provided for in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) are stipulated for the sole benefit of the Lenders.

4.4	Maximum number of Utilisations

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation ten (10) or more Loans would be outstanding.

SECTION 3
UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower to which the Loan is to be made;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request for a Loan must be euro.

(b)
The amount of the proposed Loan must be a minimum of €1,000,000 or, if less, the Available Facility and, in any event the amount of any proposed Loan shall be less than or equal to the Available Facility.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 6 (Repayment), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 28.1 (Payments to the Agent), in each case by the Specified Time.

(d)
Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.  As a condition to any Lender being permitted to fulfil its Commitment by causing a branch or an Affiliate of such Lender to act as the Lender in respect of any Loan under this Clause 5.4 (Lenders' participation, such branch or Affiliate must comply, to the extent applicable, with Clause 12.5 (Lender status confirmation) and Clause 12.8 (FATCA Information) as if it were a Lender that became a party to this Agreement pursuant to a Transfer Certificate executed on the first date on which such Commitment is being fulfilled by such branch or Affiliate.  Additionally, in applying the provisions of Clause 12 (Tax Gross up and Indemnities) and Clause 13.1 (Increased costs), such branch or Affiliate shall be treated as a Lender that executed a Transfer Certificate on the first date on which such Commitment is fulfilled by such branch or Affiliate (and the provisions of Clause 23.2 (Conditions of transfer) shall apply accordingly).

5.5	Cancellation of Commitments

The  Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

Each Borrower which has drawn a Loan shall repay in euro that Loan on the last day of its Interest Period (and, for the avoidance of doubt, on the Maturity Date).

7.	Prepayment, Cancellation and Replacement of Lenders

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event, and the Agent shall promptly notify the Company of such event;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender's (and any such Affiliate's) participation has not been transferred pursuant to paragraph (a) of Clause 7.6 (Right of prepayment and cancellation or replacement in relation to a single Lender), the Borrower shall repay that Lender's (and any such Affiliate's) participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's (and any such Affiliate's) corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Mandatory Prepayment of Technip Eurocash

Subject to the provisions of Clause 21.17 (Société en nom collectif), if at any time during the term of this Agreement (i) either the Company or Technip Offshore International ceases to be a partner (associé) of Technip Eurocash SNC, or (ii) Technip Eurocash SNC ceases to be a société en nom collectif governed by French law, otherwise than as a result of change of law:

(a)	the Company shall notify the Agent promptly upon becoming aware of that event;

(b)
Technip Eurocash SNC shall, within three Business Days of the Company notifying the Agent pursuant to paragraph (a), repay all outstanding Utilisations made to it (including accrued interest and Break Costs, if any) and all other amounts owed to the Lenders by it under the Finance Documents shall become due and payable within three Business Days of the Company notifying the Agent pursuant to paragraph (a); and

(c)	Technip Eurocash SNC shall cease to be able to make any further Utilisations.

7.3	Change of Control

If any person or group of persons acting in concert gains more than 50% of the voting rights of the Company:

(a)
the Company shall, within three Business Days of becoming aware thereof, notify the Agent and the Agent shall within three Business Days of receipt of such notice from the Company, notify the Lenders accordingly;

(b)
each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Loans and payment of all amounts owing to it under the Finance Documents by notification to the Agent within 30 days of the Company notifying the Agent pursuant to Clause (a) above, whereupon:

(i)
on the date such Lender provides notification to the Agent, the undrawn Commitments of such Lender shall be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation; and

(ii)	on the date falling 10 Business Days after such Lender provides notification to the Agent:

(A)
all outstanding Loans provided by such Lender, together with accrued interest, and all other amounts accrued or owing to such Lender under the Finance Documents shall become immediately due and payable, and the relevant Borrowers will immediately repay or prepay all Loans and amounts provided by or owing to that Lender; or

(B)
if the Company shall have arranged for another Lender or a New Lender to acquire that Lender's participation in the Facility and any outstanding Loans, such other Lender or New Lender shall acquire that Lender's participation in the Facility and any outstanding Loans at par; provided that (i) no Lender shall have any obligation to make such acquisition and any decision to make such acquisition shall be in each Lender's sole discretion and (ii) in the case of a transfer to a New Lender, such transfer shall be effected in accordance with the provisions of Clause  23 (Changes to the Lenders).

For the purposes of this Clause 7.3, "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition and/or ownership of voting shares in the Company, to obtain or consolidate control (directly or indirectly) of the Company, provided that the persons voting in the same or consistent manner at any general meeting of the Company will not be considered to be acting in concert by virtue only of exercising their votes in such manner.

7.4	Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000 and integral multiples of €10,000,000 in excess thereof) of the Available Facility.  Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably under the Facility.

7.5	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of €10,000,000 and integral multiples of €10,000,000 in excess thereof).

7.6	Right of prepayment and cancellation or replacement in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

(iii)	any Lender becomes a Defaulting Lender,

(iv)
any amount payable to any Lender by a Borrower under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for tax purposes for the Borrower by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, or

(v)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender, the Company may, on five (5)Business Days' prior notice to the Agent and that Lender:

(A)	give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans; or

(B)
replace that Lender (together with any Affiliate of that Lender) by requiring that Lender and that Affiliate to (and, to the extent permitted by law, that Lender and that Affiliate shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution, selected by the Company and which confirms its willingness to assume and does assume all the obligations of the transferring Lender and transferring Affiliate in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's and such Affiliate's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	On receipt of a notice of cancellation referred to in clause (A) of paragraph (a) above, the Commitment(s) of that Lender and any such Affiliate shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under clause (A) of paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)	The replacement of a Lender pursuant to clause (B) of paragraph (a) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (a) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(e)
A Lender shall perform the checks described in paragraph (d)(iv) above as soon as reasonably practicable following delivery of a notice of replacement referred to in clause (B) of paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

7.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid (but not cancelled) may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Company or the affected Lender.

(g)
If all or part of any Lender's participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent), an amount of that Lender's Commitments (equal to the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

7.8	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.5 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5
COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law and without notice (mise en demeure) on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, in accordance with article 1343-2 of the French Code Civil, such interest is due for a period of at least one calendar year, but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan, as applicable.

8.5	Effective Global Rate (Taux Effectif Global)

For the purposes of articles L.314-1 to L.314-5 and R.314-1 et seq. of the French Code de la consommation and article L.313-4 of the French Code monétaire et financier, the Parties acknowledge that (i) the effective global rate (taux effectif global) calculated on the date of this Agreement, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Agent to each Borrower and (ii) that letter forms part of this Agreement.  Each Borrower acknowledges receipt of that letter.

9.	Interest Periods

9.1	Selection of Interest Periods

(a)	A Borrower (including the Company on behalf of the Subsidiary Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, a Borrower (including the Company on behalf of the Subsidiary Borrower) may select an Interest Period of three or six Months.

(c)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date of that Loan.

(e)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate:  If no Screen Rate is available for EURIBOR for the Interest Period of a Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)
Shortened Interest Period:  If no Screen Rate is available for EURIBOR, as applicable for the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)
Shortened Interest Period and Historic Screen Rate:  If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and the relevant Screen Rate is not available for EURIBOR for the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Historic Screen Rate for that Loan.

(d)
Shortened Interest Period and Interpolated Historic Screen Rate:  If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)
Reference Bank Rate:  If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)
If paragraph (e) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and there shall be no EURIBOR for that Loan and Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Market disruption

If before the close of business in Paris on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event within five Business Days of the first day of that Interest Period (or, if earlier, on the date falling three Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)
If this Clause 10.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)
If this Clause 10.3 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.4	Break Costs

(a)
A Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, together with reasonable details of how such Break Costs are calculated to the extent it does not require disclosing any confidential or price-sensitive information.

11.	Fees

11.1	Commitment fee

(a)
The Borrowers undertake, on a joint and several basis, to pay to the Agent for the account of each Lender a fee in euros computed at the rate of thirty five per cent of the applicable Margin on that Lender's Available Commitment for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Utilisation fee

(a)	The Borrowers undertake, on a joint and several basis, to pay to the Agent for the account of each Lender a utilisation fee in euro computed on a day to day basis at the rate of:

(i)	for each day on which the aggregate amount of the Loans is less than or equal to 33% of the Total Commitments, 0.05% on that Lender's participations in the outstanding Loans;

(ii)	for each day on which the aggregate amount of the Loans is higher than 33% but less than or equal to 66% of the Total Commitments, 0.10% on that Lender's participations in the outstanding Loans; and

(iii)	for each day on which the aggregate amount of the Loans is higher than 66% of the Total Commitments, 0.25% on that Lender's participations in the outstanding Loans.

(b)
The accrued Utilisation Fee shall be payable in arrears on the last day of each successive period of three Months until the Maturity Date, and for the last time on the Maturity Date and, if the Commitment of a Lender is cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.3	Upfront Fee

The Borrowers undertake, on a joint and several basis, to pay to the Agent for the account of each Lender, an upfront fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross up and Indemnities

12.1	Definitions

(a)	In this Agreement:

"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the UK Obligor, which:

(i)
where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name under the heading "Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)" in Schedule 1 (The Original Lenders), and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)
where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, and is filed with HM Revenue & Customs within 30 days of that Transfer Date.

"Non-Cooperative Jurisdiction" means a non-cooperative state or territory (Etat ou territoire non-coopératif) as set out in the list referred to in Article 238-0 A of the French Code général des impôts as such list may be amended from time to time.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means

(a)	in relation to a Tax Deduction in respect of Tax imposed by the UK:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the UK for UK tax purposes;

(2)	a partnership each member of which is:

(i)	a company so resident in the UK; or

(ii)
a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)
a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender in respect of the UK; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document; and

(b)	in relation to a Tax Deduction in respect of Tax imposed by France, a Lender which is beneficially entitled to payments payable to that Lender under a Finance Document and which:

(i)	fulfils the conditions imposed by French Law in order for any payment under the Finance Documents not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender, in respect of France.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the UK for UK tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the UK; or

(B)
a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)
a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the relevant Obligor's jurisdiction of tax residence through a permanent establishment with which that Lender's participation in the Loan is effectively connected;

(c)
at the time interest falls due, meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the relevant Borrower's jurisdiction of tax residence on interest, subject to the completion of any necessary procedural formalities; and

(d)
with respect to payments by the French Borrower only, is acting from a Facility Office situated in its jurisdiction of incorporation and fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on any payment under the Finance Documents by France.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the relevant Obligor's jurisdiction of tax residence which makes provision for full exemption from tax imposed by that jurisdiction on payments made under the Finance Documents, subject to the completion of any necessary procedural formalities.

"UK Borrower" means TechnipFMC plc  (in its capacity as Borrower).

"UK Guarantor" means TechnipFMC plc (in its capacity as Guarantor).

"UK Obligor" means TechnipFMC plc (in its capacity as Borrower or Guarantor).

"UK Non-Bank Lender" means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Any payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	with respect to payments of interest by a UK Obligor only, the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(i)(B) of the definition of Qualifying Lender and:

(A)
an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made;

(iii)	with respect to payments of interest by a UK Obligor only, the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)
the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA;  or

(iv)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) or (i) (as applicable) below.

provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in Clause (i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a jurisdiction being a Non-Cooperative Jurisdiction.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

(i)
Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)
A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (The Original Lenders); and

(B)
a New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate which it executes, and, having done so, that Lender shall be under no further obligation pursuant to paragraph (g)(i) above in relation to payments from the UK Obligor.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	the UK Obligor has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the UK Obligor has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(B)	HM Revenue & Customs has not given the UK Obligor authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or

(C)	HM Revenue & Customs has given the UK Obligor authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the UK Obligor has notified that Lender in writing, that Lender and the UK Obligor shall co-operate in completing any additional procedural formalities necessary for the UK Obligor to obtain authorisation to make that payment without a Tax Deduction.

(i)
If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(j)	The UK Obligor shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into (if any) gives a Tax Confirmation to the Borrower by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(m)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	under the law of any jurisdiction in which that Finance Party has a permanent establishment, branch or agency in respect of amounts attributable to that permanent establishment, branch or agency,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

(a)
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in with respect of each of the UK Borrower and the French Borrower:

(i)	not a Qualifying Lender in respect of the relevant jurisdiction;

(ii)	a Qualifying Lender (other than a Treaty Lender) in respect of the relevant jurisdiction; or

(iii)	a Treaty Lender in respect of the relevant jurisdiction.

(b)
Each Lender who becomes Party to the Agreement on the Signing Date hereby confirms without liability to any Obligor that it is not incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

(c)
If a New Lender fails to indicate its status in respect of the UK or France in accordance with this Clause 12.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender in the relevant jurisdiction until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company).  For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

(d)
A New Lender shall also specify in the Transfer Certificate which it executes on becoming a Party, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this paragraph (b).

12.6	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 12.7 (VAT) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply (as provided for in Article 11 of Council Directive 2006/112/EC or as otherwise implemented by any relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union).

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13.	Increased Costs

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement, (iii) the application of or compliance with Basel III or CRD IV or any requests, rules, guidelines or directives thereunder or issued in connection therewith.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)
a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Company (through the Agent), and prior to any payment of Increased Costs by the Company, provide to the Company and the Agent a certificate setting out in reasonable detail the calculation of, and confirming the amount of, its Increased Costs.  Such Finance Party's determination of such amount (i) shall be substantially consistent with similarly situated customers of such Finance Party under agreements having provisions similar to Clause 13.1 (Increased costs), after consideration of such factors as such Finance Party reasonably determines to be relevant and (ii) shall not lead to the relevant Finance Party being required to disclose confidential information or price-sensitive information or infringing any confidentiality undertaking.

(c)
Failure or delay on the part of any Finance Party to demand compensation pursuant to this Clause 13 shall not constitute a waiver of such Finance Party's right to demand such compensation; provided that the Company shall not be required to compensate a Finance Party pursuant to this Clause 13 for any Increased Costs incurred more than 180 days prior to the date that such Finance Party notifies the Company of the applicable event(s) in clauses (a)(i) through (a)(iii) of Clause 13.1 (Increased costs) giving rise to such Increased Costs and of such Finance Party's intention to claim compensation therefor; provided further that, if such event(s) giving rise to such Increased Costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 12.1 (Definitions).

14.	Other Indemnities

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (and shall procure that an Obligor will), within three (3) Business Days of demand, indemnify (i) each Finance Party, (ii) each Affiliate of a Finance Party, and (iii) the respective directors, officers, employees, agents and advisors of each Finance Party and each of its Affiliates (each of the foregoing in clauses (i) through (iii), an "Indemnitee") against, and hold each Indemnitee harmless from, any cost, loss, claim, damage or liability incurred by or asserted against any Indemnitee arising out of,  as a result of or in connection with:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company or the Subsidiary Borrower;

(e)
the execution or delivery of the Finance Documents, or any agreement or instrument expressly contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby;

(f)
any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrowers or any of their respective Subsidiaries, or any environmental liability related in any way to the Borrowers or any of their respective Subsidiaries; or

any actual or prospective claim, litigation, investigation or proceeding relating to paragraphs (e) and (f) of this Clause 14.2, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnitee's own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach of the funding obligations of such Indemnitee under the Finance Documents as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnitees, other than any claims against any person in its capacity or in fulfilling its role as the Agent or any similar role under the Facility, and other than any claims arising out of any act or omission on the part of any of the Borrowers or their respective Subsidiaries or Affiliates.

14.3	Indemnity to the Agent

The relevant Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

15.	Mitigation by the Lenders

15.1	Mitigation

Without limiting the obligations of any Obligor under the Finance Documents, each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross up and Indemnities) or Clause 13 (Increased Costs) or in any amount payable under a Finance Document by the French Borrower becoming not deductible from the French Borrower's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction; or (ii) paid to a bank or credit or financial institution account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and Expenses

16.1	Transaction expenses

The Company, on behalf of itself and of the Subsidiary Borrower, undertakes, promptly on demand, to pay to the Agent all Transaction Expenses that are payable at the Signing Date with such amount being payable by the Company on behalf of itself and of the Subsidiary Borrower.

For the purposes of this Clause 16.1, "Transaction Expenses" shall mean the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by the Agent in connection with the negotiation, preparation, printing, administration, issuance, amendment, payment and execution and of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

Each Borrower undertakes, on a joint and several basis and promptly on demand, to reimburse the Agent for all Amendment Costs that are payable after the Signing Date.

For the purposes of this Clause 16.2, "Amendment Costs" shall mean the amount of all costs and expenses (including legal fees, subject to any agreed caps) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with:

(a)	any amendment, waiver or consent requested by an Obligor; and

(b)	an amendment required pursuant to Clause 28.10 (Change of currency) or Clause 34.5 (Replacement of Screen Rate).

16.3	Enforcement costs

The relevant Borrower undertakes, within three Business Days of demand, to pay to each Finance Party the amount of all Enforcement Costs that are payable on or after the Signing Date.

For purposes of this Clause 16.2, "Enforcement Costs" shall mean, with respect to each Finance Party, all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

17.	Guarantee

(a)
The Company, notwithstanding the release of the Subsidiary Borrower under the terms of any composition or arrangement with any creditors, hereby irrevocably and jointly and severally guarantees to the Finance Parties as caution solidaire the payment when due of all sums from time to time payable by the Subsidiary Borrower under the Finance Documents.

(b)
The obligations of the Company under this Clause 17 will not be affected by any act, variation, circumstance, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 17 or prejudice or diminish those obligations in whole or in part, including without limitation (whether or not known to it or any other Party) any extension of time, renewal, amendment or modification of any of the clauses, terms or conditions of the Finance Documents so that each such obligation shall, for the purposes of the Company's obligations under this Clause 17, remain in full force and be construed as if there were no such act, circumstance, variation, omission, matter or thing and the Company hereby expressly agrees and waives any rights which it may have to claim that any such act, circumstance, variation, omission, matter or thing operates as a novation within the meaning of articles 1329 et seq. of the French Code civil so as to release it from its obligations under this Clause.

(c)
The Company further expressly waives and renounces any rights which it may have to claim a novation and release under the Finance Documents because of a change in the legal form or personality of any of the Subsidiary Borrower in the future or in the case of any merger or other restructuring ("fusion", "scission" or "apport partiel d'actif") of the Subsidiary Borrower with another entity even if it is not the surviving entity.

(d)
Furthermore, the Company agrees that it will continue to be bound by the terms of the guarantee given pursuant to this Clause 17 notwithstanding any merger or other restructuring ("fusion", "scission" or "apport partiel d'actif") of any of the Finance Parties with another entity and notwithstanding any modification in the legal form of personality of any such Finance Party, even if that Finance Party is not the surviving entity.

(e)
The guarantee under this Clause 17 will extend to the ultimate balance of all sums payable by the Subsidiary Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part and shall as a matter of law benefit to each successor or transferee of the rights and obligations of each Finance Party hereunder (including any New Lender).

(f)
The Company waives any right it may have of first requiring any Finance Party (or any agent on its behalf) to proceed against the Subsidiary Borrower or any other person (bénéfice de discussion) or enforce any other rights or security or claim payment from or file any proof or claim in any insolvency proceedings of any person before claiming from the Company under this Clause 17 (bénéfice de division).

(g)
Until all amounts which may be or become payable by the Subsidiary Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Company shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 17:

(i)
be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Company's liability under this Clause 17 and, to the extent that the Company is so subrogated or entitled by law, the Company (to the fullest extent permitted by law) waives and agrees not to exercise or claim those rights, security or money or that right of contribution or indemnity;

(ii)
claim, rank, prove or vote as a creditor of the Subsidiary Borrower or its estate in competition with any Finance Party (or any agent on its behalf) unless otherwise required by the Agent or by law (in which case any proceeds of any claim in respect of any rights, security or monies of any Finance Party to which the Company was subrogated will be paid by the Company to the Agent to be applied in accordance with the provisions of the Finance Documents) or unless required for filing any debt claim (déclaration de créance) it may have against the Subsidiary Borrower in an insolvency proceeding; or

(iii)
receive, claim or have the benefit of any payment, distribution or security from or on account of the Subsidiary Borrower, or exercise any right of set-off as against the Subsidiary Borrower (and without prejudice to the foregoing, the Company shall forthwith pay to the Agent for the benefit of the Finance Parties an amount equal to any amount so set-off by it).

(h)
Until all amounts which may be or become payable by the Subsidiary Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Company expressly undertakes not to exercise any rights which it may have against the Subsidiary Borrower under articles 2305, 2306 and 2309 of the French Code civil.

(i)
The Company shall hold for the account of and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to paragraph (g) above.

(j)
The Company irrevocably and expressly undertakes not to exercise any rights which it may have under Article 2316 of the French Code civil to take any action against the Subsidiary Borrower in the event of any extension of any Availability Period, any Maturity Date or any other date for payment of any amount due, owing or payable to any Finance Party under any Finance Document, in each case without the consent of the Agent.

(k)
The Company's obligations as a caution solidaire under this Clause will continue in full force and effect until all sums due or which may become due by the Subsidiary Borrower under the Facility have been fully paid and discharged in accordance with the terms hereof.

(l)	For the avoidance of doubt it is specified that any payment to be made by the Company pursuant to Clause 17 shall be made in the same currency as the obligations then secured.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations

Each Obligor makes the representations and warranties set forth in this Clause 18 to each Finance Party on the date of this Agreement.  Each Obligor makes such representations and warranties with respect to itself, and where a representation and warranty is expressed to apply to all Subsidiaries or a group of Subsidiaries, each Obligor makes such representation and warranty with respect to each of its Subsidiaries or each of its Subsidiaries that is a member of such group, as applicable.

18.1	Status

(a)	Each Obligor and each Material Subsidiary is duly incorporated, organised or formed and validly existing under the laws of its jurisdiction of incorporation, organisation or formation.

(b)
Each Obligor and each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted save where failure to do so could not be reasonably expected to have a Material Adverse Effect.

18.2	Powers and authority

Each Obligor has the power to enter into, deliver and perform, and has taken all necessary action to authorise the entry into and performance of the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents.

18.3	Legal validity

Each Finance Document to which each Obligor is a party constitutes a legal, valid, binding and enforceable agreement of the relevant Obligor, subject to exceptions covered by legal opinions delivered as conditions precedent under Agreement and listed in Schedule 2 (Conditions Precedent) or except as such enforceability may be limited by Debtor Relief Laws.

18.4	No conflict

The execution, delivery and performance by each Obligor of each Finance Document to which it is a party and the borrowing by each Borrower under the Finance Documents, and each Obligor's compliance with each Finance Document to which it is a party, do not:

(a)	conflict in any material respect with any law or regulation applicable to it;

(b)	conflict with its constitutional documents; or

(c)
conflict with or constitute a default under any contractual commitment, judgment, injunction, order, decree or any other obligation or restriction which is binding on it or any Material Subsidiary to the extent that such conflict has or is reasonably likely to have a Material Adverse Effect or result in or require the creation or imposition of any Security on the assets of any member of the Group (except for any Security permitted under this Agreement).

18.5	Governmental Consents

No authorisation, consent, approval, licence or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Obligor for the valid execution, delivery and performance by any Obligor of any Finance Document to which it is a party or the consummation of the transactions contemplated hereby or thereby, except those that have been obtained and are in full force and effect and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Signing Date.

18.6	Deduction of Tax

All amounts payable by an Obligor under the Finance Documents to a Finance Party may be made without any Tax Deduction provided that:

(a)	if such Obligor is incorporated under the laws of France, such Finance Party is a Qualifying Lender falling within paragraph (b) of the definition of "Qualifying Lender";

(b)	if such Obligor is incorporated in the UK, such Finance Party is either:

(i)	a Qualifying Lender falling within paragraph (a)(i)(A) of the definition of "Qualifying Lender"; or

(ii)
a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or

(iii)
a Qualifying Lender falling within paragraph (a)(i)(B) of the definition of "Qualifying Lender", except where a direction has been given under section 931 of the ITA in relation to the payment concerned; or

(iv)	a Qualifying Lender falling within paragraph (a)(ii) of the definition of "Qualifying Lender".

18.7	Filing, Stamp duties

Under the law of the jurisdiction of incorporation or organisation of each Obligor, it is not necessary that any Finance Document to which such Obligor is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp or registration duty or similar tax or charge be paid in respect of any such Finance Document.

18.8	Financial Statements

The consolidated financial statements of the Company and its subsidiaries as of 31 December 2019 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal year then ended, copies of which have been delivered to each of the Lenders (or have otherwise been made available hereunder), fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders' equity for the periods then ended.

18.9	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other present unsecured and unsubordinated creditors, except for obligations that are mandatorily preferred by law applying to companies generally.

18.10	Litigation

No action, suit, proceeding, litigation, arbitration or administrative or regulatory proceedings are current or pending against or, to the knowledge of each Obligor threatened against or otherwise affecting, any Obligor or any Subsidiary which have or are reasonably likely to have a Material Adverse Effect or which have been brought by a member of the Group and which in any manner question the validity or enforceability of any of the Finance Documents.

18.11	Environmental matters

(a)
Each Obligor and each Material Subsidiary has obtained all material Environmental Licences required for the carrying out of its business as currently conducted and is in compliance in all material respects with (a) the terms and conditions of such Environmental Licences and (b) all other applicable Environmental Law and there are, to the best of each Obligor's knowledge, no circumstances which may prevent or interfere with such compliance where failure to comply is reasonably likely to have a Material Adverse Effect.

(b)
In the ordinary course of its business, each Obligor conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of each Obligor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, each Obligor has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

18.12	Accuracy of disclosure

Taken as a whole, all written information (other than financial projections and general economic or specific industry information developed by or obtained from third-party resources) heretofore furnished by the Obligors to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Obligors to the Agent or any Lender will be, true and accurate in every material respect, and all financial projections concerning the Obligors and its Subsidiaries that have been or hereafter will be prepared by the Obligors and furnished to the Agent or any Lender have been and will be prepared in good faith based on assumptions believed by the Obligors, at the time of preparation, to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Obligors' control, that no assurance can be given that such projections will be realised and that actual results may vary materially from such projections).

18.13	Compliance with laws

The Obligors and each Material Subsidiary are in compliance with all applicable Laws other than such Laws (a) the validity or applicability of which an Obligor or a Material Subsidiary is contesting in good faith or (b) the failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

18.14	Taxes

The Borrowers and each Subsidiary have duly filed or caused to be filed all income and other material tax returns, statements and reports in all jurisdictions where any of them are required do so and have paid all Taxes due pursuant to such tax returns or pursuant to any assessment received by any of them, except for any such Taxes being diligently contested in good faith and by appropriate proceedings.  Adequate reserves have been provided on the books of the Borrowers and their Subsidiaries in respect of all Taxes or other governmental charges in accordance with generally accepted accounting principles, and no Tax liabilities in excess of the amount so provided are anticipated that could reasonably be expected to have a Material Adverse Effect.

18.15	Material adverse change

Since 31 December 2019, no event, condition or circumstance not otherwise disclosed (including, without limitation, any facts publicly disclosed by the Company prior to the Signing Date) to the Lenders has occurred that has resulted in a material adverse change in the business or financial condition of the Borrowers and their respective subsidiaries, taken as a whole.

18.16	Pension schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

18.17	ERISA

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of any Security or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

18.18	FCPA and sanctions

(a)
Each Obligor, its Subsidiaries, and their respective employees and officers, and, to the knowledge of such Obligor, any of its directors, agents or affiliates are in compliance with the FCPA, the Bribery Act 2010 and any other applicable Anti-Corruption Law and each Obligor has instituted and maintains in effect policies and procedures designed to ensure compliance therewith by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents.

(b)
None of the Obligors, any of their respective Subsidiaries or any of their respective directors, officers or employees, or, to the knowledge of the Obligors, any of their respective agents or affiliates or any Subsidiary of the Obligors that will act in any capacity in connection with or benefit from the credit facility established hereby is an individual or entity that is, or is owned or controlled by persons or entities that are:  (i) listed in any Sanctions-related list of designated persons or entities maintained by the US Department of the Treasury's Office of Foreign Assets Control ("OFAC"), the US Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or any other relevant sanctions authority (collectively, "Sanctioned Persons"), or (ii) operating, organised or resident in a country, region or territory that is, or whose government is, the subject or target of any Sanctions (collectively, "Sanctioned Countries").

(c)
The Obligors, their respective Subsidiaries, their respective employees and officers, and, to the knowledge of the Obligors, each agent, director and affiliate of the Obligors are in compliance with all applicable Sanctions in all material respects, and each Obligor has instituted and maintains in effect policies and procedures designed to achieve compliance therewith by such Obligor, its Subsidiaries and their respective directors, officers and employees.

(d)	No Loan, use of proceeds thereof or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(e)	No Obligor is knowingly engaged in any activity that could reasonably be expected to result in such Obligor being designated as a Sanctioned Person.

18.19	Margin stock

Neither the Obligors nor any of their respective Subsidiaries are engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System) of the United States of America.

18.20	Intellectual Property Rights

Each Obligor and each Material Subsidiary owns and maintains all intellectual property rights which are required by it in order for it to carry on its business as such business is at any time being conducted, save where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

18.21	Valid choice of law and jurisdiction

The choice of French law as the governing law and the choice of the exclusive jurisdiction of the Tribunal de commerce de Paris as the competent jurisdiction to settle any dispute arising out of or in connection with any of the Finance Documents which are expressed to be governed by French law is legal, valid and binding upon the Obligors and will be recognised and enforced in the jurisdiction of incorporation or organisation of each Obligor, subject to exceptions covered by legal opinions delivered as conditions precedent under this Agreement and listed in Schedule 2 (Conditions Precedent).

18.22	No event of default

To the best knowledge of each Borrower, no Event of Default has occurred and is continuing.

18.23	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request under the Facility and the first day of each Interest Period.

19.	Information Undertakings

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent:

(a)
as soon as available and, in any event, within 90 days (or such shorter time period as applicable to the Company pursuant to the Exchange Act) of the end of its financial year ending 31 December 2020, one copy of its annual audited consolidated financial statements for that financial year;

(b)
to the extent not provided previously to the Agent, as soon as available and, in any event, no later than 15 May 2020, one copy of its quarterly unaudited consolidated interim financial statements for the financial quarter ending 30 March 2020;

(c)
as soon as available and, in any event, within 45 days of the end of each of the financial quarters ending respectively on 30 June 2020, 30 September 2020 and 30 March 2021, one copy of its quarterly unaudited consolidated interim financial statements for each of those financial quarters; and

(d)	The Company shall ensure that each set of financial statements delivered to the Agent pursuant to paragraphs(a), (b) and (c) above shall:

(i)	be prepared in accordance with all applicable laws and generally accepted accounting principles applicable to the Company, consistently applied;

(ii)
give a true and fair view of the financial condition (consolidated, if applicable) of the Company and its Subsidiaries at the date of which those accounts were drawn up and of their profit for the period to which those accounts relate;

(iii)	in the case of the annual financial statements for the financial year ending on 31 December 2020:

(A)	include a consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in shareholders' equity for such fiscal year;

(B)	set forth in each case in comparative form the figures as of the end of and for the previous fiscal year in reasonable detail; and

(C)	be reported on without Qualification by an independent public accounting firm of nationally recognised standing; and

(iv)	in the case of quarterly financial statements:

(A)
include a consolidated balance sheet and the related consolidated statements of income for the relevant quarter and for the portion of the Company's financial year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Company's financial year ended at the end of such quarter;

(B)
set forth in each case in comparative form the consolidated balance sheet as of the end of the corresponding quarter and corresponding portion of the previous financial year and the consolidated statements of income for the corresponding quarter and the corresponding portion of the previous financial year; and

(C)	certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the CFO.

(e)	Documents required to be delivered pursuant to paragraphs (a) to (c) above may be delivered electronically in accordance with the provisions of Clause 19.5 (Use of websites).

19.2	Compliance Certificates

The Company shall supply to the Agent with each set of financial statements delivered in accordance with Clause (a), (b) and (c) (Financial statements) above a Compliance Certificate signed by its CFO:

(a)
with respect to the Company setting forth in reasonable detail such calculations as are required to establish whether the Company was in compliance with the requirements of Clause 20 (Financial Covenant) and Clause 21.3 (Indebtedness);

(b)
stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that such Borrower is taking or proposes to take with respect thereto; and

(c)
in the case of the Compliance Certificate supplied with the annual financial statements for the financial year ending 31 December 2020 and delivered in accordance with Clause (a) (Financial statements), an updated list of all Material Subsidiaries.

19.3	Other Information

Each Obligor will, promptly upon becoming aware of or receiving a request from the Agent therefor (as the case may be), deliver to the Agent:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched or promptly thereafter;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against any Obligor or Material Subsidiary, and which have or are reasonably likely to have a Material Adverse Effect or which in any manner question the validity or enforceability of this Agreement or any other Finance Document or any of the transactions contemplated hereby or thereby;

(c)	promptly upon becoming aware of Moody's or S&P having announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(d)
as soon as reasonably practicable and on reasonable request from the Agent, such further information regarding the financial condition of the Obligors and the Material Subsidiaries, to the extent permitted by applicable Laws;

(e)
promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that an Obligor or any Subsidiary shall have filed with the SEC; and

(f)	within 14 days after any member of the ERISA Group:

(i)
gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(ii)
receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $250,000,000 or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice;

(iii)
receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice;

(iv)	applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application;

(v)	gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;

(vi)	gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or

(vii)
fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which in either case has resulted or could result in the imposition of a Security or the posting of a bond or other security, a certificate of the CFO setting forth details as to such occurrence and the action, if any, which such Obligor or applicable member of the ERISA Group is required or proposes to take with respect thereto.

19.4	Notification of Default

Within five Business Days of obtaining knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, the Company shall provide to the Agent a certificate signed by a financial officer of the Company or the gérant of Technip Eurocash SNC, as the case may be, setting out the details thereof and the action that the relevant Borrower is taking or proposing to take with respect to such Default or Event of Default.

19.5	Use of websites

(a)
Each Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Borrowers shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	that the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrowers shall comply with any such request within ten Business Days.

19.6	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7	Appointment of the new managing director (gérant) of Technip Eurocash SNC

Within 10 days of the appointment or renewal of French Borrower's managing director (gérant), a certified copy of the decision of the partners (associés) of the French Borrower whereby its managing director (gérant) has been appointed or renewed, together with (only in case of change of managing director (gérant)) (i) an original copy of the Kbis extract (Extrait Kbis) relating to the French Borrower evidencing such appointment and (ii) a specimen of signature of the relevant managing director (gérant).

20.	Financial Covenant

20.1	Total Capitalisation Ratio

(a)	The Company will not permit the Total Capitalisation Ratio to be greater than 60% at the end of any financial quarter.

(b)	The undertaking in this Clause 20.1 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents.

(c)
Notwithstanding anything to the contrary herein, solely for purposes of calculating compliance with Clause 20.1 (and not for the purposes of (i) calculating Consolidated Net Worth under Clause 21.3 or Clause 21.4(q), (ii) measuring pro forma compliance with Clause 20.1 pursuant to Clauses 21.5(b), 21.5(c), 21.5(d) or 21.5(e) or (iii) for any other purpose hereunder), (1) Consolidated Net Worth at the end of the financial quarter ending on 30 June 2020 (as a component of Total Capitalisation) shall be increased by the amount of the Specified Impairment Charges and (2) Consolidated Net Worth at the end of each financial quarter ending thereafter (as a component of Total Capitalisation) shall be increased by the amount of the Residual Specified Impairment Charges for such financial quarter (if any).

20.2	Financial testing

The components of the definitions of "Consolidated Net Worth", "Total Capitalisation" and "Total Indebtedness" shall be calculated by reference to the latest consolidated financial statements of the Company delivered to the Agent pursuant to Clause 19.1 (Financial statements) and in accordance with this Agreement and applicable GAAP.

21.	General Undertakings

(a)
Each Obligor agrees to be bound by the undertakings set out in this Clause 21 (General Undertakings) relating to it and, where the undertaking is expressed to apply to all Subsidiaries or a group of Subsidiaries, each of the Obligors shall procure that each of its Subsidiaries or each of its Subsidiaries that is a member of such group, as applicable, complies with that undertaking.

(b)
The undertakings in this Clause 21 (General Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall obtain and do all that is necessary to maintain in full force and effect any material authorisation required under any law or regulation of its jurisdiction of incorporation or formation:

(a)	to enable it to perform its obligations under the Finance Documents;

(b)	to ensure the legality, validity and enforceability of any Finance Document; and

(c)
to enable the carrying out of its business where failure so to obtain or maintain has or would be likely to have a Material Adverse Effect; and each Obligor shall comply with the terms of such material authorisations.

21.2	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other present unsecured and unsubordinated creditors, except for obligations that are mandatorily preferred by law applying to companies generally.

21.3	Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, permit the sum (without duplication) of (a) the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries which is secured by a Security permitted under Clause 21.4(q) (Negative pledge), plus (b) the aggregate principal amount of all unsecured Indebtedness of the Restricted Subsidiaries (other than (i) Indebtedness owing by a Restricted Subsidiary to the Company or any other Restricted Subsidiary and (ii) any Technip Eurocash Short Term Indebtedness, not to exceed $1,500,000,000 in aggregate, it being specified that for the purpose of this paragraph (b) FMC Technologies, Inc. will not be considered as a Restricted Subsidiary), plus (c) the aggregate principal amount of all Indebtedness consisting of unpaid reimbursement obligations owing by the Obligors in respect of letters of credit or similar instruments (other than undrawn amounts under such instruments), to exceed in the aggregate 20% of Consolidated Net Worth.

21.4	Negative pledge

The Obligors will not, and will not permit any Material Subsidiary to, create, assume or suffer to exist any Security on any asset now owned or hereafter acquired by it, except:

(a)
Any netting or set-off or cash management arrangement entered into by any Obligor or Restricted Subsidiary in the ordinary course of its banking or contractual arrangements for the purpose of netting debit and credit balances;

(b)	Security arising by operation of law in the ordinary course of business;

(c)
Security created over goods and documents of title to goods arising in the ordinary course of business, or letter of credit transactions entered into in the ordinary course of trade as security only for debt owed to a bank or financial institution directly relating to the goods or documents on or over which those Security exist;

(d)	Security arising out of title retention and set-off provisions in a supplier's standard conditions for the supply of goods acquired by an Obligor or a Restricted Subsidiary;

(e)	Security created with the prior consent of the Majority Lenders;

(f)
Security which arise on the basis of any judgment or award for which an appeal or proceedings for review are being pursued without delay and in good faith and in respect of which not more than 30 days have elapsed without a stay of execution in respect thereof having been granted, but only to the extent such judgment or award has not resulted in an Event of Default under Clause 22.8 (Material judgments);

(g)
Security in respect of borrowings from the French Export Credit Corporation (COFACE), any similar governmental agency or any other state-owned or multilateral financial institution incurred by the Obligors or any Restricted Subsidiary to refinance any amount receivable under any export sales contract, provided that each such Security consists only of a pledge of any Obligor's or Restricted Subsidiary's claims under such contract against the foreign buyer and/or any Security or guarantee of such claims;

(h)	Security existing on the Signing Date and described on Schedule 6 (Existing Security), securing Indebtedness outstanding on the Signing Date;

(i)	Security over deposits of cash or cash equivalent investments provided by way of cash collateral in order to secure any obligations under this Agreement;

(j)
Security incidental to the conduct of its business or the ownership of its assets which (i) arise in the ordinary course of business, (ii) do not secure Indebtedness and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business including, without limitation, in connection with workers' compensation, unemployment insurance and other social security legislation or deposits securing liability to insurance carriers under insurance or self-insurance arrangements or granted by any Obligor or any Restricted Subsidiary to any pension fund or managers securing the pension obligations of any member of the Group;

(k)	Security in favor of such Borrower or any other Restricted Subsidiary;

(l)
Security on any property or assets existing at the time of, or incurred within 120 days after, the acquisition thereof (by purchase, merger or otherwise), securing Indebtedness incurred to pay the purchase price or construction cost thereof, or the capital lease obligations related thereto, so long as such Security do not and are not extended to cover any other property or assets;

(m)
Security in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Indebtedness incurred in financing the acquisition, construction or improvement of property subject thereto, including Security on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of such Borrower or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income;

(n)
any extension, renewal, substitution, or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Security referred to in clauses (a) through (m) above; provided that (i) such extension, renewal, substitution or replacement Security shall be limited to all or any part of the same property or assets subject to the Security extended, renewed, substituted or replaced (plus improvements on such property) and (ii) the Indebtedness secured by such Security at such time is not increased; and

(o)
statutory Security imposed by any Governmental Authority for taxes that are not yet due or that are being diligently contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been provided therefor;

(p)
for a period of 120 days after any Restricted Subsidiary becomes a Material Subsidiary, any Security on the assets of such Restricted Subsidiary existing at the time it became a Material Subsidiary and not otherwise permitted by this Clause 21.4 (Negative pledge); and

(q)
Security not otherwise permitted by the foregoing paragraphs of this Clause 21.4 (Negative pledge) securing Indebtedness of the Company or any of its Restricted Subsidiaries; provided that, immediately after giving effect to the incurrence of any such Security, the sum of (i) the aggregate principal amount of all Indebtedness secured by Security permitted under this paragraph (q) and outstanding at such time, plus (ii) the aggregate principal amount of all Indebtedness incurred under paragraphs (b) and (c) of Clause 21.3 (Indebtedness) and outstanding at such time, shall not exceed 20% of Consolidated Net Worth (measured at the time of creation, incurrence or assumption of such Security based upon the financial statements most recently available prior to such date).

21.5	Disposals; Mergers

None of the Obligors will, and will not permit any Restricted Subsidiary to, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets to, any person, except that, so long as (i) no Default then exists or would result therefrom and (ii) such transaction would not constitute the sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole:

(a)
any Restricted Subsidiary may merge or consolidate with (i) the Company, provided that the Company shall be the continuing or surviving person, or (ii) any other Restricted Subsidiary, provided that if such merger or consolidation involves the Subsidiary Borrower, the Subsidiary Borrower shall be the continuing or surviving person;

(b)
any Restricted Subsidiary may merge or consolidate with any other person if (i) the Company in good faith determines that such merger or consolidation is in the best interest of the Company and would not have a Material Adverse Effect and (ii) within 30 days after such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 20.1 (Total Capitalisation Ratio), 21.3 (Indebtedness) and 21.7 (Investments in Unrestricted Subsidiaries), provided that if such merger or consolidation involves an Obligor, such Obligor shall be the continuing or surviving person.

(c)
any Restricted Subsidiary may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to (i) the Borrower, (ii) any other Restricted Subsidiary or (iii) any other person if the Company in good faith determines that such sale is in the best interest of the Company and would not have a Material Adverse Effect and, within 30 days after such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 20.1 (Total Capitalisation Ratio), 21.3 (Indebtedness) and 21.7 (Investments in Unrestricted Subsidiaries); and

(d)
the Company may merge or consolidate with any other person, provided that (i) the Company is the continuing or surviving person, (ii) the Ratings are not less than BBB- by S&P or Baa3 by Moody's after giving effect thereto, and (iii) within 30 days after such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with 20.1 (Total Capitalisation Ratio), 21.3 (Indebtedness) and 21.7 (Investments in Unrestricted Subsidiaries); and

(e)
the Company may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to any person, provided that (i) the Ratings are not less than BBB- by S&P or Baa3 by Moody's after giving effect thereto and (ii) within 30 days after such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $750,000,000 or more), the Company delivers to the Agent a certificate of a financial officer of the Company showing pro forma compliance with Clauses 20.1 (Total Capitalisation Ratio), 21.3 (Indebtedness) and 21.7 (Investments in Unrestricted Subsidiaries);

(f)	the Obligors and any Restricted Subsidiary may engage in:

(i)	A disposal of stock in trade or inventory made in the ordinary course of business;

(ii)	A disposal of receivables and related security made in connection with a Permitted Securitisation;

(iii)	An issuance or disposal by any Permitted JV of its own securities;

(iv)	A disposal made in connection with a sale and leaseback permitted under the terms of this Agreement;

(v)	A disposal in exchange for assets (other than cash or cash equivalents) comparable or superior as to value (including disposals of businesses in exchange for other businesses);

(vi)	A disposal of cash or marketable securities on arm's length terms for cash or marketable securities;

(vii)
A disposal on a non-recourse basis of payment instruments and/or irrevocable accounts receivable made by way of collections for cash and at a fair market value on a contract-by-contract basis and which are not made for the purposes of incurring Indebtedness nor made pursuant to a Permitted Securitisation;

(viii)	A disposal of obsolete or worn property, whether now owned or acquired after the date of this Agreement, in the ordinary course of business; or

(ix)	A disposal made with the consent of the Majority Lenders.

21.6	Restricted Payments

No Obligor shall (and each of the Obligors shall procure that no Restricted Subsidiaries will) declare or make any Restricted Payment, except that:

(a)
any Restricted Subsidiary may declare and make Restricted Payments to a Borrower or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to a Borrower or any other Restricted Subsidiary and to each other owner of the equity interests of such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

(b)	an Obligor or any Restricted Subsidiary may declare and make Restricted Payments, payable in the Common Stock of such person; and

(c)
the Company may declare and make Restricted Payments to the holders of its equity interests provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.

21.7	Investments in Unrestricted Subsidiaries

No Obligor will, and will not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time in excess of $500,000,000 for all such Unrestricted Subsidiaries.

21.8	Limitations on up streaming

The Obligors will not, and will not permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of Restricted Payments by a Restricted Subsidiary, the repaying of loans or advances owing by a Restricted Subsidiary to any Obligor or any other Restricted Subsidiary or the transferring of assets from any Restricted Subsidiary to an Obligor or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by applicable laws or by the Finance Documents, (b) customary restrictions and limitations contained in agreements relating to the disposition of a Restricted Subsidiary or its assets that is permitted hereunder and (c) any other restrictions that could not reasonably be expected to impair the Obligor's ability to repay the obligations hereunder as and when due.

21.9	Transactions with Affiliates

The Obligors will not, and will not permit any Restricted Subsidiary to, enter into any material transaction of any kind with any Affiliate of a Obligor (other than an Obligor or a Restricted Subsidiary), other than upon fair and reasonable terms as could reasonably be obtained in an arms-length transaction with a person that is not an Affiliate in accordance with prevailing industry customs and practices.

21.10	Control of Borrower

The Company shall ensure that it, at all times (directly or indirectly) beneficially owns and controls the entire issued voting share capital of the Subsidiary Borrower.

21.11	Change and continuation of business

(a)
Each Obligor will ensure (and each of the Obligors shall procure that its Material Subsidiaries ensures), that no material change, which has or is reasonably likely to have a Material Adverse Effect, is made to the general nature of the business conducted by them at the date of signing of the Finance Documents.

(b)
Save as permitted by Clause 21.5 (Disposals; Mergers), each Obligor will (and the Company shall procure that each of its Subsidiaries will) preserve, renew and keep in full force and effect each of their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect provided that nothing in this Clause 21.11(b) (Change and continuation of business) shall prohibit the termination of the corporate or partnership existence of any Restricted Subsidiary if the Company in good faith determines that such termination is in the best interests of the Company and could not be reasonably expected to have a Material Adverse Effect.

21.12	Environmental matters

Each Obligor will (and each of the Obligors shall procure that its Material Subsidiaries will) obtain all material Environmental Licences required for the carrying on of its business as currently conducted and will be in compliance in all material respects with (a) the terms and conditions of such Environmental Licences and (b) all other applicable Environmental Law in each case where failure to do so would have or could reasonably be likely to have a Material Adverse Effect.

21.13	Compliance with laws

Each Obligor shall (and each of the Obligors shall procure that each of its Material Subsidiaries will) comply in all respects with all laws to which it may be subject (including ERISA and with respect to any pension scheme operated by a member of the Group) if failure so to comply would materially impair its ability to perform its payment obligations under the Finance Documents.

21.14	Insurance

Each Obligor will maintain (and each of the Obligors shall procure that each of its Material Subsidiaries maintains) all insurances for risks which are customarily insured under available and reasonable commercial insurance terms and conditions by companies carrying on a similar business.

21.15	Maintenance of property, books and records

(a)
Each Obligor will keep (and each of the Obligors will cause each of its Subsidiaries to keep) all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted.

(b)
Each Obligor will keep (and each of the Obligors will cause each of its Subsidiaries to keep) proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.

21.16	Use of proceeds

(a)
No part of the proceeds of any Loan will be used, whether directly or indirectly, in a manner that violates Regulation U or X of the Board.  The Obligors will not permit more than 25% of the consolidated assets of the Obligors and their Subsidiaries to consist of "margin stock," as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America. No Borrower will request any Loan, or shall use or otherwise make available, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use or otherwise make available, any proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person or entity in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b)	The proceeds of the Loans under this Agreement may only be used by the Obligors in accordance with the provisions of Clause 3.1 (Purpose).

21.17	Société en nom collectif

If as a result of a change of law effective after the date of this Agreement, a partner of a société en nom collectif could no longer be jointly and severally liable for the obligations of Technip Eurocash SNC under this Agreement the Company shall:

(a)	use its reasonable endeavours to overcome or mitigate such circumstances; and

(b)
enter into negotiations with the Agent in order to agree as soon as practicable (but in any case within 90 days) alternative arrangements or appropriate solutions, so that the legal and economic recourse of the Finance Parties is comparable to that existing prior to the occurrence of the relevant circumstances.  Any agreement reached by the Agent under this paragraph will require the approval of the Majority Lenders.

21.18	Payment of obligations

Each Obligor will, and will ensure that each of its Subsidiaries will, duly and punctually pay and discharge all their respective material obligations and liabilities and all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them due and payable by it or that Subsidiary within the time period allowed therefor without imposing material penalties where failure to do so could reasonably be expected to have a Material Adverse Effect other than in respect of amounts diligently contested in good faith.

21.19	Anti-corruption laws and Sanctions

Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligors, their Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA, the Bribery Act 2010 and any other applicable Anti-Corruption Laws and all applicable Sanctions.

21.20	Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries

(a)
Unless designated as an Unrestricted Subsidiary pursuant to this Clause 21.20 (Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries), each Subsidiary shall be classified as a Restricted Subsidiary.

(b)
If the Company designates any Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, the Company shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to (i) the fair market value as of the date of such designation of the consolidated assets of such Subsidiary minus (ii) if such Subsidiary was in existence on the Signing Date, the fair market value of the consolidated assets of such Subsidiary as of the Signing Date.

(c)
The Company may designate, by written notice to the Agent, any Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist (including, without limitation, no Default or Event of Default arising as a result of failure to comply with Clause 21.9 (Transactions with Affiliates) upon the designation of such Subsidiary as an Unrestricted Subsidiary as a result of any then-existing material transactions between such Subsidiary and the Company or any Restricted Subsidiary), (ii) the Company shall be in pro forma compliance with Clause 20 (Financial Covenant) both before and after giving effect to such designation, (iii) the deemed Investment by the Company in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Clause 21.7 (Investments in Unrestricted Subsidiaries) and (iv) such Subsidiary otherwise meets the requirements set forth in the definition of "Unrestricted Subsidiary".  Such written notice shall be accompanied by a certificate of a financial officer, certifying as to the matters set forth in the preceding sentence.

(d)
The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation:  (i) the representations and warranties of the Obligors contained in each of the Finance Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Clause 21.3 (Indebtedness), (iv) any Security over the assets of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Clause 21.4 (Negative pledge) and (v) Investments in or of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Clause 21.7 (Investments in Unrestricted Subsidiaries).

(e)
Any merger, consolidation or amalgamation of an Unrestricted Subsidiary into a Restricted Subsidiary shall be deemed to constitute a designation of such Unrestricted Subsidiary as a Restricted Subsidiary for purposes of this Agreement and, as such, must be permitted by paragraph (d) above (in addition to any other relevant provisions herein).

(f)	Notwithstanding the foregoing or anything to the contrary contained herein, no Obligor may be an Unrestricted Subsidiary.

21.21	Management of Unrestricted Subsidiaries

The Company will cause the management, business and affairs of each of the Company and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors thereof and by not permitting properties of the Company and its Restricted Subsidiaries to be commingled with that of its Unrestricted Subsidiaries) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from the Company and each Restricted Subsidiary.

22.	Events of Default

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.12 Consequences of an Event of Default).

22.1	Non-payment

(a)	A Borrower does not pay on the due date any principal of any Loan at the place at and in the currency in which it is expressed to be payable, unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within three Business Days of its due date.

(b)
A Borrower does not pay on the due date any amount payable under the Finance Documents not subject to paragraph (a) above at the place at and in the currency in which it is expressed to be payable unless payment is made within three Business Days of its due date.

22.2	Financial Covenant

The Obligors do not comply with any of the provisions of Clause 20 (Financial Covenant).

22.3	Other obligations

(a)	The Obligors do not comply with any provision of the Finance Documents (other than those referred to in Clauses 22.1 (Non-payment) and 22.2 (Financial Covenant)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 days of the earlier of the Agent giving notice to the Borrower specifying the particulars of the event concerned and an Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any Compliance Certificate or financial statement or any other material information contained in any other document furnished pursuant to or in connection with any Finance Document is incorrect in any material respect (or, with respect to any representation or statement qualified by materiality or "Material Adverse Effect", in any respect) when made or deemed to be made unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 15 days of the earlier of the Agent notifying such misrepresentation to the Borrower and an Obligor becoming aware of the misrepresentation.

22.5	Cross default

Any Obligor or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period, or any event or condition occurs that results in any Material Indebtedness (other than Permitted JV Indebtedness) becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance of any Material Indebtedness (other than Permitted JV Indebtedness) prior to its scheduled maturity.

Notwithstanding the foregoing, except to the extent that the failure to make such payment results in an event of default under any other Indebtedness of any Obligor or Material Subsidiary, no Event of Default shall occur under this Clause 22.5 (Cross default) as a result of the failure of any Obligor or any Material Subsidiary to make any payment in respect of any Material Indebtedness if the relevant Obligor or Restricted Subsidiary has been instructed in writing to contest its obligation to make such payment by an export credit agency or other insurance provider, multi-lateral organisation or other governmental organisation in any such case where such export credit agency, insurance provider, multi-lateral organisation or other governmental organisation has provided a guarantee or indemnity in connection with the supply of goods or services to which such Material Indebtedness relates and it is a requirement of such guarantee or indemnity that such Obligor or Material Subsidiary complies with such instructions, unless and until (a) the expiration of a period of 270 days from the date such instructions are given, (b) such instructions have expired or been revoked or are otherwise no longer in place or (c) a court of competent jurisdiction orders that such payment should be made or otherwise decides that such payment is due and payable, and in the case of (a), (b) or (c), such Obligor or Material Subsidiary fails to make such payment forthwith upon the occurrence of such event.

22.6	Insolvency, bankruptcy and insolvency proceedings

(a)	An involuntary proceeding is commenced or an involuntary petition is filed seeking:

(i)
liquidation, reorganisation or other relief in respect of an Obligor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or any Material Subsidiary or for a substantial part of its assets,

and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(b)	an Obligor or any Material Subsidiary shall:

(i)	voluntarily commence any proceeding or file any petition seeking liquidation, reorganisation or other relief under any Debtor Relief Law now or hereafter in effect;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in this Clause 22.6;

(iii)
apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or any Material Subsidiary or for a substantial part of its assets;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v)	make a general assignment for the benefit of creditors;

(vi)
suspends making payments on all or any class of its indebtedness, or announce an intention to do so, or a moratorium is declared in respect of any of its indebtedness or is in state of cessation des paiements within the meaning of Article L.631-1 of the French Code de Commerce; or

(vii)	take any action for the purpose of effecting any of the foregoing;

an Obligor or any Material Subsidiary applies for, or is subject to (i) an amicable liquidation (liquidation amiable), (ii) a conciliation procedure (procedure de conciliation) within the meaning of Article L.611-4 of the French Code de Commerce, (iii) the appointment of a mandataire ad hoc as referred to in Article L.611-3 of the French Code de Commerce or of a conciliateur, (iv) a safeguard procedure (procédure de sauvegarde) within the meaning of Article L.620-1 of the French Code de Commerce, (v) an accelerated financial safeguard procedure (procédure de sauvegarde financière accélérée) within the meaning of Article L. 628-9 of the French Code de commerce, (vi) an accelerated safeguard procedure (procédure de sauvegarde accélérée) within the meaning of Article L. 628-1 et seq. of the French Code de commerce and (vii) a judgment of redressement judiciaire or of liquidation judiciaire or of a plan de cession totale ou partielle as referred to in Titres III and IV of the Livre VI of the French Code de Commerce; or

(c)	an Obligor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(d)
there occurs, in relation to an Obligor or any Material Subsidiary, any analogous step or proceedings having a similar effect in the jurisdiction of its incorporation to any of those mentioned in paragraphs (a) and (b) above.

22.7	Creditor's process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor or any Material Subsidiary having an aggregate value of no less than $250,000,000 or the equivalent in another currency, except where the same is being contested in good faith or is removed, discharged or paid within 28 days.

22.8	Material judgments

One or more judgments for the payment of money (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) in aggregate amount in excess of $250,000,000 and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of an Obligor or the applicable Subsidiary to enforce any such judgment;

22.9	Certain ERISA events/pension plans

(a)	Any member of the ERISA Group shall fail to pay, when due, an amount or amounts aggregating in excess of $250,000,000 which it shall have become liable to pay under Title IV of ERISA.

(b)	Notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing.

(c)
The PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan.

(d)	A condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated.

(e)
There shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more multi-employer plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $250,000,000.

(f)
An Obligor or any Material Subsidiary shall be notified that it has incurred a debt or other liability under Section 75 or 75A of the Pensions Act 1995 or has been issued with a contribution notice or financial support direction (as those terms are defined in the Pensions Act 2004), or otherwise is liable to pay any amount to a pension plan, scheme or fund.

22.10	Cessation of business

An Obligor or any Material Subsidiary ceases entirely to carry on business except as part of a transaction permitted under and carried out subject to and in accordance with the terms of the Finance Documents.

22.11	Unlawfulness and Repudiation

(a)	It is or becomes unlawful for an Obligor to perform any of its payment or other material obligations under the Finance Documents.

(b)
Any Finance Document ceases to be legal, valid, binding and enforceable against an Obligor in any respect which materially and adversely limits the ability of the Obligors to satisfy their payment obligations under the Finance Documents.

(c)	An Obligor repudiates a Finance Document.

22.12	Consequences of an Event of Default

On and at any time after the occurrence of an Event of Default (other than an event with respect to any Obligor described in Clause 22.6 (Insolvency, bankruptcy and insolvency proceedings)) and after the expiry of any applicable grace period, while such event is continuing the Agent may, and if so directed by the Majority Lenders will, by notice to the Borrower declare that an Event of Default has occurred and:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)
declare that all or part of the Loans, together with accrued interest and all other amounts accrued, or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

In the case of any event with respect to any Obligor described in Clause 22.6 (Insolvency, bankruptcy and insolvency proceedings), the Total Commitments shall automatically terminate and the principal of the Loans then outstanding together with accrued interest and all other amounts accrued, or outstanding under the Finance Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Notwithstanding the above, if after the expiry of the applicable grace periods referred to above, such Event of Default is, in the reasonable opinion of the Majority Lenders, remediable within an additional 15 days' period (or in the case of a payment default within an additional three Business Days' period), the Agent acting upon the instruction of the Majority Lenders, may allow an additional 15 days' grace period (or an additional three Business Days' grace period in the case of a payment default acting on instruction of all of the Lenders) for such Event of Default to be remedied.

SECTION 9
CHANGES TO PARTIES

23.	Changes to the Lenders

23.1	Transfers by the Lenders

Subject to this Clause 23, a Lender (the "Existing Lender") may transfer any of its rights (including such as relate to that Lender's participation in each Loan) and/or obligations to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

23.2	Conditions of transfer

(a)	The consent of the Company is required for a transfer by an Existing Lender, unless the transfer is:

(i)	to another Lender, the Agent or an Affiliate of a Lender or an Approved Fund; or

(ii)	made at a time when an Event of Default is continuing.

Notwithstanding the above, no transfer, sub-participation or subcontracting in relation to a Utilisation by and/or Commitment to a Borrower established in France may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Company, which shall not be unreasonably withheld.

(b)
The consent of the Company to a transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time provided that the proposed transferee is rated BBB or higher by S&P or Baa2 or higher by Moody's.

(c)	A transfer will only be effective on:

(i)
receipt by the Agent (whether in the Transfer Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)
Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(f)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents; and

(ii)
as a result of circumstances existing at the date the transfer occurs, an Obligor would be obliged to make a payment to the New Lender under Clause 12 (Tax Gross up and Indemnities) or Clause 13 (Increased Costs),

(iii)
then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or transfer had not occurred. This paragraph (f) shall not apply in relation to Clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 12.2 (Tax gross-up) if the Borrower making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(g)	For the avoidance of doubt, no transfer completed pursuant to this Clause 23 (Changes to the Lenders) shall constitute a novation.)

23.3	Transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents;

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

(v)	the existence of any transferred rights or receivables or their accessories, or

(vi)	any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 23.2 (Conditions of transfer), Clause 23.5 (Procédure for transfer) and subject to any applicable laws and regulations regarding procedures for specific transfer, a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.8 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

23.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

23.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, transfer or otherwise create a Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)
any transfer, charge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any transfer of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(b)
in the case of any Lender which is a fund, any charge, transfer or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, transfer or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, transfer or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(c)
The limitations on transfers by a Lender set out in any Finance Document, in particular in Clause 23.1 (Transfers by the Lenders), Clause 23.2 (conditions of transfer) and Clause 23.3 (Transfer fee) shall not apply to the creation of Security pursuant to paragraph (a) above.

(d)
The limitations and provisions referred to in paragraph (b) above shall further not apply to any transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a) above.

23.8	Pro rata interest settlement

(a)
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders, then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at intervals of six Months after the first day of that Interest Period); and

(ii)	the rights transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.8 (Pro rata interest settlement), references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

24.	Changes to the Obligors

No Obligor may transfer any of its rights and/or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

25.	Role of the Agent

25.1	Appointment of the Agent

(a)	Each of the Lenders appoints the Agent to act as its agent ("mandataire") under and in connection with the Finance Documents.

(b)
Each of the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 23.6 (Copy of Transfer Certificate to Company), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, facility fee or other fee payable to a Finance Party (other than the Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)
The Agent shall provide to the Company, within five Business Days of a request by the Company, a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.7	Responsibility for documentation

The Agent is not responsible nor liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)
the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of:  nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, and any officer, employee or agent of the Agent may rely on this Clause 25.9.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender, and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct, as finally determined by a court of competent jurisdiction) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.  The Company shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)
the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

25.12	Replacement of the Agent

(a)
After consultation with the Company , the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent.  As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)
Notwithstanding paragraph 25.12(a) above, the Company may, on no less than 30 days’ prior notice to the Agent, replace the Agent by requiring the Lenders to appoint a replacement Agent if any amount payable under a Finance Document by the French Borrower becomes not deductible from that French Borrower’s taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name, or for the benefit of, that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Company) within 30 days after notice of replacement was given.

25.13	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14	Relationship with the Lenders

(a)
Subject to Clause 23.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties at any time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)
If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

25.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents, the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

25.17	Abatement of fees

The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Company.

25.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.18.

(d)	A Reference Bank which is not a Party may rely on this Clause 25.18, Clause 34.4 (Other exceptions) and Clause 36 (Confidentiality of Funding Rates).

26.	Conduct of Business by the Finance Parties

(a)	No provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

(b)	Any Lender is entitled to exercise any of its rights and discretion under the Finance Documents through any agent (including any entity appointed to act as servicer on its behalf).

27.	Sharing among the Finance Parties

27.1	Payments to Finance Parties

Subject to paragraph (b) below, if a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then such Recovering Finance Party shall be deemed to have been substituted for the Agent for purposes of receiving or recovering a Sharing Payment (as defined below) and:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 28.2 (Distributions by the Agent) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)
as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor to the relevant Sharing Finance Party.

27.5	Exceptions

(a)
This Clause 27.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

28.	Payment Mechanics

28.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre in such Participating Member State or London, as specified by the Agent other than a Non-Cooperative Jurisdiction, and with such bank as the Agent, in each case, specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of a Participating Member State or London, as specified by that Party other than a Non-Cooperative Jurisdiction.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

28.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either:

(i)	pay that amount directly to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount directly to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with a bank or financial institution and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)
A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)
Promptly upon the appointment of a successor Agent in accordance with Clause 25.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 28.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)
that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

28.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Obligor.

28.7	No set-off by Obligor

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)
A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

28.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	Notices

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

30.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company or the Subsidiary Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Delivery

(a)
Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.6.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	Calculations and Certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Save where expressly provided otherwise, any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

32.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	Remedies, Waivers and hardship

33.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and, subject to Clause 33.2 (No hardship) not exclusive of any rights or remedies provided by law.

33.2	No hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

34.	Amendments and Waivers

34.1	Required consents

(a)
Subject to Clause 34.2 (All Lender matters), Clause 34.3 (Affected Lender Matters) and Clause 34.4 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company.  Any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	All Lender matters

Subject to Clause 34.4 (Other exceptions), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the amount of any payment of principal, interest, fees or commission payable or a reduction in the Margin;

(d)
an increase in the Total Commitments, an extension of the Availability Period beyond the date contemplated in Clause 34.9 (Extension Option) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)	a change to the Obligors;

(g)	any provision which expressly requires the consent of all the Lenders; or

(h)
Clause 2.2 (Finance Parties' rights and obligations) ), Clause 7.3 (Change of Control), Clause 7.8 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), this Clause 34.2, Clause 39 (Governing Law) or Clause 40.1 (Jurisdiction);

shall not be made without the prior consent of all the Lenders.

34.3	Affected Lender Matters

Subject to Clause 34.4 (Other exceptions), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	reductions in the amount or extensions of the scheduled date of final maturity of any Loan;

(b)	reductions in the rate of interest or any fee or extensions of any due date thereof; or

(c)	increases in the amount or extensions of the expiry date of any Lender's Commitment;

shall not be made without the prior consent of the affected Lender.

34.4	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent or such Reference Bank, as the case may be.

34.5	Replacement of Screen Rate

(a)	Subject to Clause 34.4 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate ; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(B)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation) .

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 33.5:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)          the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)          any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Screen Rate.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)	in the opinion of the Majority Lenders and the Obligor, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

34.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)
the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its Available Commitment and to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii)(A) above.

(b)	For the purposes of this Clause 34.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)
any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.7	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.8	Replacement of a Defaulting Lender

The Company may, at any time a Lender has become and continues to be a Defaulting Lender, cancel that Lender's Commitment(s) or replace such Lender in accordance with Clause 7.6 (Right of prepayment and cancellation or replacement in relation to a single Lender).

34.9	Extension Option

(a)
The Company may notify to the Agent an extension of the Initial Maturity Date of the Facility to the First Extended Maturity Date of the Facility, by delivering to the Agent, not less than ten (10) days prior to the Initial Maturity Date of the Facility an extension signed by the Company's authorised signatory and the French Borrower's legal representative (gérant).

(b)
The Company may notify an extension of the First Extended Maturity Date of the Facility to the date falling on the Second Extended Maturity Date of the Facility, by delivering to the Agent, not less than ten (10) days prior to the First Extended Maturity Date, an extension notice signed by the Company's authorised signatory and the French Borrower's legal representative (gérant).

(c)	The Agent shall promptly upon receipt of the same inform each Lender of receipt of the relevant extension request.

(d)
Subject to the provisions of paragraph (e) below, upon receipt by the Agent of the relevant extension notice from the Agent, the Initial Maturity Date of the Facility shall be extended to the First Extended Maturity Date or to the Second Extended Maturity Date of the Facility (as the case may be).

(e)	No extension of the Initial Maturity Date or of the First Extended Maturity Date of the Facility shall occur under this 34.9 unless:

(i)
no Event of Default is continuing or would result from the extension of the Initial Maturity Date or the First Extended Maturity Date of the Facility (as the case may be) at the date of the extension request and at the date the extension becomes effective;

(ii)
the Repeating Representations set forth in this Agreement are true and correct in all material respects on and as of the date of the extension request and the date on which the extension becomes effective;

(iii)
the Agent shall have received a certificate dated as of the extension request signed by the Responsible Officer of the Company (A) certifying the accuracy of clauses (i) and (ii) above and (B), in case of change of the French Borrower's managing director (gérant), certifying and attaching the Kbis extract (Extrait Kbis) relating to the French Borrower dated not earlier than 10 days prior to the extension notice and the decision of the partners (associés) of the French Borrower whereby the managing director (gérant) has been appointed; and

(iv)
the Company on behalf of the Borrowers has paid to the Agent (for the account of each Lender), (x) on the Initial Maturity Date of the Facility, an extension fee equal to 0.05 per cent of the amount of each Lender's Commitments under the Facility on such date, or (as the case may be) (y) on the First Extended Maturity Date of the Facility, an extension fee equal to 0.10 per cent of the amount of each Lender's Commitments under the Facility on such date.

34.10	Amendments and Waivers of Sanctions Provisions

In connection with any amendment, waiver, determination or direction relating to any Sanctions Provision with respect to which a Restricted Lender does not have the benefit pursuant to Clause 37 (Anti-Boycott Regulations), the Commitment of that Restricted Lender and the Loans of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders to such amendment or waiver has been obtained or whether the determination or direction by the Majority Lenders has been made.

35.	Confidential Information

35.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, reinsurers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)
to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security (or may do so) pursuant to Clause 23.8 (Pro rata interest settlement) including to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to Clause 23.7 (Security over Lenders' rights) and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it transfers (or may potentially transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Security;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	Clause 39 (Governing Law);

(vi)	the names of the Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facility;

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of Facility;

(xiii)	Maturity Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	Confidentiality of Funding Rates and Reference Bank Quotations

36.1	Confidentiality and disclosure

(a)
The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.4 (Default interest) or Clause 8 (Interest); and

(ii)
any Funding Rate (or any Reference Bank Quotation) to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or the Reference Bank, as the case may be.

(c)
The Agent may, without prejudice to the provisions of article L.511-33 of the French Code monétaire et financier, disclose any Funding Rate (or any Reference Bank Quotation) and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information, except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or the Reference Bank, as the case may be.

The Agent's obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

36.2	Related obligations

(a)
The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or the Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 36.

36.3	No Event of Default

No Event of Default will occur under Clause 22 (Events of Default) by reason only of an Obligor's failure to comply with this Clause 36.

37.	Anti-Boycott Regulations

With respect to each Restricted Lender, the Sanctions Provisions shall only apply for the benefit of such Restricted Lender to the extent that such application would not result in any violation by such Restricted Lender of any Anti-Boycott Regulations specified in its Restricted Lender Notice.

38.	Waiver of Subject Ordinance

To the extent they can legally do so and so far these provisions would become applicable to this Agreement, the parties hereto expressly agree to waive the application of, and any remedies under, the provisions of French Ordinance n° 2020-306 of 25 March 2020 (as supplemented by Ordinance n° 2020-427 of 15 April 2020, and as may be further supplemented from time to time) (the “Subject Ordinance”) suspending the legal effect of any penalty clause, termination clause or suspension of right clause during the COVID-19 sanitary period (including any extension thereof), pursuant to Article 4 of the Subject Ordinance.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

39.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law.

40.	Enforcement

40.1	Jurisdiction

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out or in connection with this Agreement).

40.2	Evidence of Agreement

(a)
Each Party acknowledges having the knowledge of the use of the electronic signature solution offered by DocuSign France who will ensure the security and integrity of the digital copies of this Agreement in accordance with the Electronic Signature Laws and Regulations and that the route offered by or DocuSign France implements an electronic signature within the meaning of the provisions of article 1367 of the French Code civil.

(b)
Each of the Parties recognises and accepts that the conservation by DocuSign France of this Agreement and of all the information relating thereto stored and/or signed electronically, makes it possible to satisfy the requirement of durability within the meaning of the provisions of article 1379 of the French Code civil.

(c)	Each of the Parties recognizes and accepts that the date and time stamp of this Agreement and electronic signatures is enforceable (opposable) against it and that it will prevail between the Parties.

(d)
Each of the Parties recognizes and accepts that the electronic signature according to the solution offered by DocuSign France of this Agreement corresponds to a degree of reliability sufficient to identify its signatory and guarantees its link with this Agreement to which its signature is attached.

(e)	Thus, each of the Parties expressly acknowledges and accepts that the electronic signature of this Agreement thus produced will be valid and enforceable against it and against the other Parties.

(f)	For the purpose of this Clause 39.2 (Evidence of Agreement):

"EIDAS Regulation" means the Regulation (UE) N°910/2014 of the European Parliament and of the Council dated 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market.

"Electronic Signature Laws and Regulations" means articles 1366 and 1367 of the French Civil Code, the decree n°2017-1416 dated 28 September 2017 on the electronic signature and the EIDAS Regulation.

40.3	Personal Data Protection

(a)
Pursuant to the General Data Protection Regulation 2016/679 of April 27, 2016 (the "GDPR") and the French law no. 78-17 dated 6 January 1978, each Finance Party may process personal data relating to each Borrower and its Subsidiaries including their respective beneficial owners, officers and personnel for purposes solely related to the execution and administration of this Agreement. Each party undertakes to comply with the applicable data protection laws and regulations, including Law No. 78-17 of 6 January 1978 and the GDPR and other applicable data protection laws, in each case, as may be amended and updated  (the "Data Protection Rules").

(b)
Personal data may be transferred by the Finance Parties to any Affiliate or third parties, including regulators and supervisory authorities, transferees, subcontractors, partners and companies involved in brokerage activities with each Finance Party in France or abroad, including in non-EEA. The personal data may be retained for the duration of the Agreement, the applicable limitation period and/or the documented retention period of any Finance Party.

(c)
Subject to provisions of Clause 35 (Confidential Information), the signatories of this Agreement acknowledge that personal data may be transferred, upon the request of official agencies and local administrative or judicial authorities, to EEA and non EEA countries.

(d)
Data subjects have certain rights under the Data Protection Rules which include the right to access and to request a copy of their personal data, the restriction on the processing of their personal data and/or the rectification or erasure of their personal data. Data subjects may also communicate instructions on the fate of their personal data in case of death. These rights may be exercised by sending a request by mail or e-mail to the address indicated on the following website:

(i)	in relation to Societe Generale: https://entreprises.societegenerale.fr/rgpd-charte-donnees/;

(ii)	in relation to BNP Paribas: https://cib.bnpparibas.com/about/privacy-policy_a-38-60.html;

(iii)	in relation to Standard Chartered Bank: https://www.sc.com/en/privacy-policy/;

(iv)	in relation to HSBC France: https://www.hsbc.fr/1/2/hsbc-france/charte-de-protection-des-donnees

(e)	In addition to the rights referred to in Clause 39.3 (d) above, the data subjects are also entitled to lodge a complaint with their respective supervisory authority.

(f)	Where used in this clause the terms: "personal data" and "data subject" shall have the meaning ascribed to such terms in the GDPR.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1.
THE ORIGINAL LENDERS

Name of Original Lender	Commitment
BNP PARIBAS (a société anonyme incorporated under the laws of France, having its registered office at 16 boulevard des Italiens, 75009 Paris, registered under number 662 042 449 RCS Paris)	€100,000,000
Deutsche Bank Luxembourg S.A., a société anonyme with a registered address at 2, boulevard Konrad Adenauer, L-1115 Luxembourg, registered under the Commercial Register (R.C.S.) Luxembourg No. B 9164.	€100,000,000
HSBC France, a société anonyme incorporated under the laws of France, having its registered office at 103, avenue des Champs-Elysées, 75008 Paris, registered under number 775 670 284 RCS Paris.	€100,000,000
SOCIETE GENERALE, a société anonyme with a share capital of €1,009,897,173.75 having the unique identification number 552 120 222 RCS Paris, having its registered office at PARIS (75009), 29 Boulevard Haussmann, and duly represented by Mr Patrick Blas on behalf of the Centre d’Affaires La Défense Entreprises, Tour Manhattan, 5-6 Place de l'Iris 92040 COURBEVOIE	€100,000,000
Standard Chartered Bank, a company incorporated in England with limited liability by Royal Charter 1853 with reference number ZC18, having its registered office at 1 Basinghall Avenue, London EC2V 5DD	€100,000,000

SCHEDULE 2.
CONDITIONS PRECEDENT

Conditions Precedent to Signing Date

1.	OBLIGORS

(a)	In respect of the Company, a copy of its constitutional documents.

(b)
In respect of the Subsidiary Borrower, (1) a copy of its articles of association, (ii) an electronic copy of a non-bankruptcy certificate (certificat de non faillite) relating to it, (iii) an electronic copy of Kbis extract (Extrait Kbis) relating to it, and (iv) the decision of the partners (associés) of the Subsidiary Borrower whereby the managing director (gérant) has been appointed.

(c)	A copy of a resolution (or an extract of the minutes) of the board of directors or equivalent body of the Company :

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) or other notice to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	resolving that the entry into this Agreement is in the best interests of the Company.

(d)
A specimen of the signature of each person authorised by (i) in respect of the Company, the resolution referred to in (c) above or (ii) in respect of the Subsidiary Borrower, the managing director (gérant) of Technip Eurocash.

(e)
A certificate of each Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limitation binding on it to be exceeded.

(f)
A certificate of an authorised signatory of the Company dated the Signing Date and certifying that each copy document relating to it specified in paragraphs (a), (c), (d) and (e) of this Schedule 2 (Conditions Precedent) is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date.

(g)
A certificate of an authorised signatory of the Subsidiary Borrower dated the Signing Date and certifying that each copy document relating to it specified in paragraphs (b) and (d) of this Schedule 2 (Conditions Precedent) is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date.

(h)
Evidence satisfactory to the Agent that at least five Business Days prior to the Signing Date each Lender has carried out and is satisfied with the results of all "know your client", anti-money laundering and other similar checks required by each Finance Party in relation to each Obligor.

2.	FINANCE DOCUMENTS

A copy of each of the following documents in the agreed form, each duly executed and delivered by each party thereto:

(a)	this Agreement; and

(b)	the TEG Letter.

3.	FINANCIAL INFORMATION

If not made available before, a copy of the audited financial statements of the Company in respect of the financial year ended 31 December 2019, together with a Compliance Certificate.

4.	OTHER DOCUMENTS AND EVIDENCE

Confirmation that the Finance Parties shall have received all fees required to be paid on or before the Signing Date, and all expenses required to be reimbursed by the Borrower for which invoices have been presented at least two Business Days prior to the Signing Date.

5.	LEGAL OPINIONS

(a)
A legal opinion from Gide, French legal adviser to the Agent and the Lenders, in respect of the legality, validity and binding nature of the Finance Documents, in form and substance satisfactory to the Agent;

(b)
A legal opinion from Gide, English legal adviser to the Agent and the Lenders, in respect of the due incorporation, capacity and due authorisation of the Company, in form and substance satisfactory to the Agent; and

(c)
A legal opinion from Clifford Chance Europe LLP, French legal adviser to the Subsidiary Borrower, in respect of the due incorporation, capacity and due authorisation of the Subsidiary Borrower, in form and substance satisfactory to the Agent.

SCHEDULE 3.
UTILISATION REQUEST

From:    [Borrower]

To:        [●], as Agent

Dated:  [•]

Dear Sirs

TechnipFMC plc – €500,000,000 Facility Agreement dated 19 May 2020 and as amended from time to time (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	Euro

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	This Loan is to be made in [whole]/[part] for the purpose of refinancing [identity of maturing Loan] (the "Maturing Loan").

5.	[The proceeds of this Loan [should be credited to [account]]/[should be made available by way of set-off with the Maturing Loan].

6.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4.
FORM OF TRANSFER CERTIFICATE

To:	[●], as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

TechnipFMC plc – €500,000,000 Facility Agreement dated 19 May 2020 and as amended from time to time (the "Agreement")

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer)

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.5 (Procedure for transfer), all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Utilisations under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of the Subsidiary Borrower:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender];

and that it is [not] incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is, in respect of the Company:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

6.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the UK for UK tax purposes;

(b)	a partnership each member of which is:

(i)
a company so resident in the UK; or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)
a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

7.
[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [   ]) and is tax resident in [    ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify each Borrower which is a Party as a Borrower as at the Transfer Date and that it wishes that scheme to apply to the Agreement.]

[7/8.]          This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[9/10.]	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it governed by French law.

[10/11.] This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]          [New Lender]

By:          By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [      ].

[●], as Agent

By:

SCHEDULE 5.
FORM OF COMPLIANCE CERTIFICATE

To:          [●], as Agent

From:     TechnipFMC plc

Dated:

Dear Sirs

TechnipFMC plc – €500,000,000 Facility Agreement

dated 19 May 2020 and as amended from time to time (the "Agreement")

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Total Capitalisation Ratio as of the financial quarter ended __________ was: ______, as demonstrated by the calculations attached hereto.

3.	We confirm that we are in compliance with Clause 21.3 (Indebtedness) of the Agreement, as demonstrated by the calculations attached hereto.

4.	[We confirm that no Default is continuing.]

5.	[Attached hereto is an updated list of all Material Subsidiaries.][1]

Signed:
Chief Financial Officer CFO
of
TechnipFMC plc

[insert applicable certification language]

…....................
for and on behalf of
[name of auditors of the Company]]

1 To be inserted only in the Compliance Certificate relating to the Financial Statements to be delivered with respect to the financial year ending 31 December 2020.

SCHEDULE 6.
EXISTING SECURITY

SCHEDULE 7.
LMA FORM OF CONFIDENTIALITY UNDERTAKING

THIS CONFIDENTIALITY UNDERTAKING is dated [•] and made between:

(1)	[•]; and

(2)	[•].

Either party (in this capacity the "Purchaser") may from time to time consider acquiring an interest from the other party (in this capacity the "Seller") in €500,000,000 Facility Agreement for TechnipFMC plc (the "Facility Agreement") and/or any of the other Finance Documents Agreements which, subject to the terms of the relevant Finance Document, may be by way of transfer, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such transfer, sub-participation or other transaction (each an "Acquisition"). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	CONFIDENTIALITY UNDERTAKING

1.1.
The Purchaser undertakes in relation to each Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser's own confidential information and (b) until that Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

The Purchaser may disclose in relation to each Acquisition made or which may be made by it:

2.1.
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

2.2.	subject to the requirements of the relevant Agreement, to any person:

(a)
to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under that Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

(b)
with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to that Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

(c)
to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate; and

2.3.
notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking for the purposes of that Acquisition and as if references in those permissions to Finance Party were references to the Purchaser for the purposes of that Acquisition.

3.	NOTIFICATION OF DISCLOSURE

The Purchaser agrees in relation to each Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:

3.1.
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2.	upon becoming aware that Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.

4.	RETURN OF COPIES

If the Purchaser does not enter into an Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use its reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to each Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement to which that Acquisition relates as a lender of record, the date on which the Purchaser becomes such a party to such Agreement; (b) if the Purchaser enters into that Acquisition but it does not result in the Purchaser becoming a party to the Agreement to which that Acquisition relates as a lender of record, the date falling twelve months after the date on which all of the Purchaser's rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of the Purchaser's final receipt (in whatever manner) of any Confidential Information in relation to that Acquisition.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

The Purchaser acknowledges and agrees that, in relation to each Acquisition made or which may be made by it:

6.1.
neither the Seller, nor any member of the relevant Group nor any of the Seller's or the relevant Group's respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and

6.2.
the Seller or members of the relevant Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1.
This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser's obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2.
No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter.  No election to affirm this letter will be effective unless it is in writing.  No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.

7.3.	The terms of this undertaking and the Purchaser's obligations under this undertaking may only be amended or modified by written agreement between the parties.

8.	INSIDE INFORMATION

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the relevant Company and each other member of the relevant Group.

10.	NO HARDSHIP

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under this agreement and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

11.	GOVERNING LAW AND JURISDICTION

11.1.
This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of any Acquisition) are governed by French law.

11.2.
The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out or in connection with this Agreement).

12.	DEFINITIONS

In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

"Agreement" means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.

"Company" means, in relation to each Acquisition, the principal company party to the relevant Agreement.

"Confidential Information" means, in relation to each Acquisition, all information relating to the relevant Company, any relevant Obligor, the relevant Group, the relevant Finance Documents, the Facility and/or that Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or the Facility from the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or

(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or

(c)
is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Group" means, in relation to each Acquisition, the relevant Company and its subsidiaries for the time being.

"Permitted Purpose" means, in relation to each Acquisition, considering and evaluating whether to enter into that Acquisition.

This undertaking has been entered into on the date stated at the beginning of this undertaking.

SIGNATURES

[    ]

By:

[    ]

By:

SCHEDULE 8.
TIMETABLES

Loans
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	11:00 a.m. (Paris time) three Business Days prior to the proposed Utilisation Date
Agent determines (in relation to a Utilisation) the amount of the Loan, if required under Clause 5.4 (Lenders' participation), and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)
5:00 p.m. (Paris time) three Business Days prior to the proposed Utilisation Date
EURIBOR is fixed	Quotation Day 10:00 a.m. (Paris time)

SIGNATURE PAGES

TECHNIP EUROCASH SNC, as Subsidiary Borrower

By:

Name: Agnès Brault

Title: Vice President Treasury, Financing, Risk

TECHNIPFMC PLC, as Company

By:

Name: Maryann Mannen

Title: EVP and Chief Financial Officer

BNP PARIBAS, as Original Lender

By:

Name: Benjamin Binetter

Title: Authorised Signatory

BNP PARIBAS, as Original Lender

By:

Name: Jean Nunez

Title: Authorised Signatory

DEUTSCHE BANK LUXEMBOURG S.A., as Original Lender

By:

Name: Isaure De-Vaumas

Title: Authorised Signatory

HSBC FRANCE, as Original Lender

By:

Name: Matthieu Plateau

Title: Authorised Signatory

HSBC FRANCE, as Original Lender

By:

Name: Nicolas David

Title: Authorised Signatory

SOCIÉTÉ GÉNÉRALE, as Original Lender

By:

Name: Patrick BLAS

Title: Directeur de l’Agence Grande Entreprise de La Défense au sein de Société Générale

STANDARD CHARTERED BANK, as Original Lender

By:

Name: Simon Derrick

Title: Authorised Signatory

HSBC FRANCE, as Agent

By:

Name: Marisa Drei

Title: Authorised Signatory

EXECUTION PAGE

AMENDMENT AND RESTATEMENT AGREEMENT
TO THE ORIGINAL FACILITY AGREEMENT

This Amendment and Restatement Agreement has been signed in electronic form using DocuSign, on the date set forth at the beginning of this Amendment and Restatement Agreement.

TECHNIPFMC PLC

By: /s/  Maryann Mannen

Name: Maryann Mannen

Title: Authorised signatory

TECHNIP EUROCASH SNC

By: /s/  Agnès Brault

Name: Agnès Brault

Title: Director (gérant)

The Agent (acting for itself and for and on behalf of the Finance Parties)

HSBC FRANCE

By: /s/ Marisa Drei

Name: Marisa Drei

Title: Authorised signatory